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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INTREPID POTASH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

April 1, 2015

Dear Stockholder:

        We cordially invite you to attend the 2015 annual meeting of stockholders of Intrepid Potash, Inc. The meeting will be held on Wednesday, May 27, 2015, at 10:00 a.m. mountain time, at the Denver City Center, Telluride/Aspen Conference Rooms, 21st Floor, 707 17th Street, Denver, CO 80202.

        You will find important information about the matters to be voted on at the meeting in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending most of our stockholders a one-page notice regarding the Internet availability of these materials and our 2014 Annual Report on Form 10-K instead of sending them a full set of printed materials. This notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to vote on the Internet or by phone and how to request to receive a printed copy of our proxy materials.

        Your vote is important. We hope you will attend the meeting in person. Whether or not you are able to attend the meeting, we encourage you to review the proxy materials and to vote as soon as possible. You may vote on the Internet or by telephone as described in the attached proxy materials. You also may vote by mail if you timely request to receive printed copies of these proxy materials in the mail.

Very truly yours,

Robert P. Jornayvaz III Executive Chairman of the Board, President, and Chief Executive Officer

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Wednesday, May 27, 2015
Time	10:00 a.m. mountain time
Place	Denver City Center, Telluride/Aspen Conference Rooms, 21st Floor, 707 17th Street, Denver, CO 80202
Items of Business	(1) To elect two Class I directors nominated by our Board of Directors to serve three-year terms expiring at our 2018 annual meeting of stockholders
(2) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015
(3) To approve, on an advisory basis, our executive compensation
(4) To transact any other business that properly comes before the meeting and any adjournment or postponement of the meeting
The accompanying proxy statement provides more details about each of these proposals.
Record Date	Only holders of record of our common stock on March 30, 2015, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment of the meeting.
Voting
Your vote is very important. Whether or not you plan to attend the meeting, we encourage you to read the accompanying proxy materials and submit your vote as soon as possible. You can find specific information about how to cast your vote in the Question and Answer section of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2015

This notice, our proxy statement, and our 2014 annual report are available on our website at investors.intrepidpotash.com.

By Order of the Board of Directors of Intrepid Potash, Inc.

Margaret E. McCandless Secretary

Denver, CO
April 1, 2015

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202
(303) 296-3006

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Intrepid Potash, Inc., a Delaware corporation, of proxies to be voted at our 2015 annual meeting of stockholders.

The meeting will be held on Wednesday, May 27, 2015, at 10:00 a.m. mountain time, at the Denver City Center, Telluride/Aspen Conference Rooms, 21st Floor, 707 17th Street, Denver, CO 80202.

We will begin furnishing these proxy materials to stockholders on or about April 9, 2015.

When we use the term "Intrepid," "us," "we," or "our," we mean Intrepid Potash, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

What matters will be voted on at the annual meeting?

We will ask stockholders to vote on the following matters at the annual meeting:

(1)
To elect two Class I directors nominated by our Board to serve three-year terms expiring at our 2018 annual meeting of stockholders

(2)
To ratify the appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for 2015
(3)
To approve, on an advisory basis, our executive compensation

(4)
To transact any other business that properly comes before the meeting and any adjournment or postponement of the meeting

            2015 Proxy Statement

Why did I receive a one-page notice about the Internet availability of these materials instead of printed materials?

Under rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish proxy materials to our stockholders on the Internet. This means that most of our stockholders will receive a one-page Notice of Internet Availability of Proxy Materials instead of printed copies of the proxy materials. If you receive this notice, you will not receive printed copies of the proxy materials unless you specifically request them. The notice provides instructions on how to access and review the proxy materials on the Internet, how to request to receive a printed set of the proxy materials by mail, and how to vote your shares.

The notice also provides instructions on how to elect to receive all future proxy materials electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or printed form by mail will remain in effect until you terminate it.

What is the difference between a stockholder of record and a beneficial holder?

Most of our stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., or Computershare, you are the stockholder of record for those shares and are receiving proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Holder

If your shares are held in a stock brokerage account or by a bank or other nominee (commonly referred to as being held in "street name"), you are the beneficial holder of those shares. Your broker, bank, or nominee is the stockholder of record and has forwarded proxy materials to you as beneficial holder. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank, or nominee giving you the right to vote the shares.

Who can vote?

Only stockholders of record at the close of business on the record date of March 30, 2015, are entitled to receive notice of, and to vote at, the annual meeting. As of March 30, 2015, there were 76,153,375 shares of common stock issued and outstanding. Each share is entitled to one vote on each item voted on at the annual meeting.

A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder at the annual meeting and during normal business hours for the ten days prior to the annual meeting at our corporate headquarters located at 707 17th Street, Suite 4200, Denver, CO 80202.

            2015 Proxy Statement

How do I vote?

Stockholder of Record

If you are a stockholder of record, you can vote over the telephone or on the Internet by following the instructions you received from us in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the proxy card included with the materials. Finally, you can vote in person at the meeting.

Beneficial Holder

If you are a beneficial holder, you can vote over the telephone or on the Internet by following the instructions you received from your bank, broker, or nominee in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the voting instruction card included with the materials. If you have not received this information from your broker, bank, or other nominee, please contact them as soon as possible. You can vote in person at the meeting only if you obtain a signed proxy from your broker, bank, or nominee giving you this right.

If you do not give your bank, broker, or nominee instructions as to how to vote, under the rules of the New York Stock Exchange, or NYSE, your bank, broker, or nominee may not vote your shares on the election of directors, the advisory vote to approve executive compensation, or other non-routine items of business without your instructions. Please be sure to return your voting instructions to your bank, broker, or nominee so that your vote is counted.

Multiple Holdings

If you hold shares both as a stockholder of record and as a beneficial holder, you must vote separately for each set of shares.

Can I change or revoke my vote?

If you are a stockholder of record, you may change your vote at any time prior to the vote at the annual meeting by taking any of the following actions:

  •
  submitting a new proxy with a later date using any of the available methods described above

  •
  providing a written revocation to our Corporate Secretary
  •
  voting in person at the meeting

If you are a beneficial holder, you may change your vote by submitting new voting instructions to your bank, broker, or nominee following the instructions they provided.

Your attendance at the meeting will not automatically revoke your proxy.

What is the quorum requirement for the meeting?

A quorum of stockholders is necessary for any action to be taken at the meeting (other than adjournment or postponement of the meeting). Our bylaws provide that a quorum exists if stockholders holding a majority of the outstanding shares of our common stock are present at the meeting in person or by proxy. If you submit a properly completed proxy, even if you abstain from voting, your shares will be counted for purposes of determining the presence of a quorum. Broker non-votes (described below) also will be counted for purposes of determining the presence of a quorum provided that the bank, broker, or nominee uses its discretionary authority to vote on at least one routine matter.

            2015 Proxy Statement

How will my shares be voted at the meeting?

Your shares will be voted in accordance with your properly submitted instructions.

Stockholders of Record

If you are a stockholder of record and you submit a proxy but do not include voting instructions on a particular matter, your shares will be voted FOR each of the nominees named in Proposal 1 and FOR each of Proposals 2 and 3 in accordance with the recommendations of our Board. If any other matters are properly presented for a vote at the meeting or any adjournment or postponement of the meeting, your shares will be voted in the discretion of the named proxies.

Beneficial Holders and Broker Non-Votes

If you are a beneficial holder and you do not provide voting instructions to your bank, broker, or nominee, that organization will determine if it has the discretionary authority to vote your shares on the particular matter. Under NYSE rules, these organizations have the discretion to vote your shares on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm for 2015 (Proposal 2). However, they do not have the discretion to vote your shares on non-routine matters, such as the election of directors and the advisory vote to approve executive compensation (Proposals 1 and 3). The unvoted shares are called "broker non-votes." Shares that constitute broker non-votes are considered present for purposes of determining a quorum but are not considered entitled to vote or votes cast on the particular matter.

What are the voting requirements for each matter?

Proposal		Vote Required	Broker Discretionary Voting Allowed
(1)	Election of each Class I director	Majority of votes cast	No
(2)	Ratification of appointment of KPMG	Majority of votes cast	Yes
(3)	Advisory vote to approve executive compensation	Majority of votes cast	No

For a proposal to receive a majority of the votes cast, the number of shares voted "for" that proposal must exceed the number of votes cast "against" that proposal. Abstentions and broker non-votes will not count as votes cast on any of the proposals.

With respect to the election of Class I directors, each director nominee has tendered a contingent, irrevocable resignation to the Board that will become effective only if he fails to receive the required majority vote and the Board accepts the resignation. In the event a director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board (sometimes referred to as the

Governance Committee) will make a recommendation to the Board as to whether to accept or reject the resignation or whether some other action should be taken. The Board will act (taking into account the recommendation of the Governance Committee) and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results.

Although the advisory vote to approve executive compensation is non-binding, as provided by law, our Board and its Compensation Committee will review the results of the vote and will consider the results in making future decisions on executive compensation.

            2015 Proxy Statement

Who will count the votes?

A representative or designee of Computershare will act as inspector of election and tabulate the votes.

Who will pay the costs of soliciting votes for the meeting?

We will pay all costs of soliciting proxies. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies. We expect to pay Alliance Advisors, LLC $3,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by mail, telephone, email, or other electronic means of communication. In addition, our officers, directors, and employees, without additional compensation, may also solicit proxies using any of these methods. We will send proxy materials or additional soliciting materials to banks, brokers, other institutions, nominees, and fiduciaries, and these organizations will then forward the materials to the beneficial holders of our shares. On request, we will reimburse these organizations for their reasonable expenses in forwarding these materials.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

        Our Board consists of six directors who are divided into three classes, designated as Class I, Class II, and Class III. In accordance with our bylaws and certificate of incorporation, the number of directors constituting the entire Board is fixed exclusively by the Board from time to time. The directors are divided as evenly as possible into the three classes. If the number of directors is not evenly divisible by three, the remaining positions are allocated first to Class III and then to Class II. The classes of directors serve for staggered three-year terms, with their current terms ending at the annual meeting of stockholders in the following years: Class I directors—2015; Class II directors—2016; and Class III directors—2017.

        The Class I directors elected at the 2015 annual meeting will serve until the 2018 annual meeting. Our nominees for these Class I directorships are Terry Considine and Chris A. Elliott. Each nominee is currently serving on our Board and was most recently elected by stockholders at our 2012 annual meeting. In making these nominations, our Board and Governance Committee considered each nominee's specific experiences, qualifications, and skills as described below. Each nominee has consented to serve as a director if elected. However, if either or both nominees are unable to serve, or for good cause will not serve, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by the Board.

        To be elected, each nominee must receive a majority of the votes cast. Specifically, the number of shares voted "for" the nominee must exceed the number of votes cast "against" that nominee. Abstentions and broker non-votes will not count as votes cast. Each nominee has tendered to the Board a contingent, irrevocable resignation that will become effective only if the nominee fails to receive the required majority vote and the Board decides to accept the resignation. In the event a nominee does not receive a majority of the votes cast, the Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or whether some other action should be taken. The Board will act (taking into account the recommendation of the Governance Committee) and publicly disclose its decision and the rationale behind its decision within 90 days after the date of the certification of the election results.

        Our Corporate Governance Guidelines provide that the Governance Committee is responsible for identifying and recommending directors for nomination by the Board for election as members of the Board. The Governance Committee performed its evaluation and nominating committee functions in early 2015. The Governance Committee seeks independent directors who represent a mix of backgrounds and

            2015 Proxy Statement

experiences that it believes will enhance the quality of the Board's deliberations and decisions. When searching for new candidates, the Governance Committee considers the evolving needs of the Board and selects nominees based on individual skills, achievements, and experience. The Governance Committee does not have a formal policy with respect to diversity; however, the independent directors seek to promote through the nomination process an appropriate diversity on the Board. The Governance Committee also believes that nominees should have the highest level of personal and professional ethics, integrity, and values together with expertise that is useful to Intrepid and complementary to the background and expertise of other members of the Board. Additionally, nominees are expected to have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the Board and a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations.

        The Governance Committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend a group that will contribute to our long-term success and effectively represent stockholder interests. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered.

        When seeking candidates for a new director, the Governance Committee may solicit suggestions from incumbent directors, management, stockholders, and others. The Governance Committee has authority under its charter to retain a search firm for this purpose. If the Governance Committee believes a candidate would be a valuable addition to the Board, it recommends his or her candidacy to the full Board.

        The Governance Committee will consider suggestions by stockholders of possible future nominees. The Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria described above, in the case of director candidates recommended by stockholders. Stockholders may nominate persons for election to the Board only in accordance with our bylaws. You can find more information about the requirements for submitting stockholder proposals, including proposals relating to director nominees, below under the heading "Stockholder Proposals."

        Below is biographical and other information about our Class I director nominees and continuing directors. We also provide for each director the specific experience, qualifications, and skills that helped lead our Board to conclude that he should serve as a director.

            2015 Proxy Statement

Class I Nominees—Term Expires at 2015 Annual Meeting

	Biographical Information	Specific Experiences, Qualifications and Skills Considered by Our Board

Terry Considine Age 67 Director since April 2008	Mr. Considine has served as Chief Executive Officer and Chairman of the Board of Apartment Investment Management Company, a publicly held, multi-family apartment real estate investment trust, since 1994. Mr. Considine also served as Chief Executive Officer and Chairman of American Land Lease, Inc., another publicly held real estate investment trust, from 1996 to 2009.	Management and director experience with public companies Business experience in the real estate industry
Chris A. Elliott Age 49 Director since August 2010

Mr. Elliott has served as President and Chief Executive Officer of Agricultural Company of America Partners, LP, a privately held company that owns and manages agriculture real estate and operates farms producing a variety of crops over a diverse geographic spectrum, since 2007. Mr. Elliott has also served as President and co-owner of Accuform Technologies, LLC, a privately held agriculture product development company, since 2007. Mr. Elliott previously served as President and Chief Executive Officer of Nutra-Park Inc., an agriculture plant growth regulator company, from 2002 to 2006.

Over 25 years of business experience in the agriculture industry In-depth knowledge of agricultural commodities

            2015 Proxy Statement

Class II Directors—Term Expires at 2016 Annual Meeting

	Biographical Information	Specific Experiences, Qualifications and Skills Considered by Our Board

J. Landis Martin Age 69 Director since December 2007	Mr. Martin is the founder of the private equity firm Platte River Equity and has been its Managing Director since 2005. Mr. Martin retired as Chairman and Chief Executive Officer of Titanium Metals Corporation, an integrated producer of titanium metals, where he served from 1989 until 2005. Mr. Martin served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide chemicals, from 1987 to 2003 and was Chairman and Chief Executive Officer of Baroid Corporation, an oil services company, from 1990 to 1994. Mr. Martin is Chairman of the Board of Crown Castle International Corp. and is lead director of Halliburton Company and Apartment Investment Management Company.	Management and director experience with public companies Business experience with companies in the manufacturing sector and energy industry
Barth E. Whitham Age 58 Director since April 2008

Mr. Whitham has served as President and Chief Executive Officer of Enduring Resources, LLC, a privately held company focused on the acquisition and exploitation of upstream energy assets in domestic onshore basins, since 2005, and also serves on its board of directors. From 1991 to 2005, Mr. Whitham served as President and Chief Operating Officer of Westport Resources Corp., a publicly traded oil and gas exploration and production company, and also served on its board of directors. Mr. Whitham is a director of Ensign Energy Services Inc.

Management and director experience with operations and management of public companies Business experience in the energy industry

            2015 Proxy Statement

Class III Directors—Term Expires at 2017 Annual Meeting

	Biographical Information	Specific Experiences, Qualifications, and Skills Considered by Our Board

Robert P. Jornayvaz III Age 56 Director since December 2007	Mr. Jornayvaz has served as our Executive Chairman of the Board since May 2010 and as our President and Chief Executive Officer since August 2014. Mr. Jornayvaz served as our Chairman of the Board and Chief Executive Officer from our formation in 2007 until May 2010. Mr. Jornayvaz served, directly or indirectly, as a manager of our predecessor, Intrepid Mining LLC, from 2000 until its dissolution at the time of our initial public offering, or IPO, in 2008. Mr. Jornayvaz is the sole owner of Intrepid Production Corporation, which owns approximately 14% of our common stock as of March 15, 2015.	Management experience with us and our predecessor company

Over 15 years of experience in the potash mining industry and over 30 years of experience in the oil and gas industry

Experience in extractive and commodities businesses

Hugh E. Harvey, Jr. Age 62 Director since December 2007

Mr. Harvey has served as our Executive Vice Chairman of the Board since May 2010 and as a member of our Board since our formation in 2007. Mr. Harvey served as our Chief Technology Officer from May 2009 until May 2010, our Chief Operating Officer from February 2009 to October 2009, and our Executive Vice President of Technology from 2007 until May 2009. Mr. Harvey served, directly or indirectly, as a manager of our predecessor, Intrepid Mining LLC, from 2000 until its dissolution at the time of our IPO in 2008. Mr. Harvey is sole owner of Harvey Operating and Production Company, which owns approximately 12% of our common stock as of March 15, 2015.

Management experience with us and our predecessor company

Over 15 years of experience in the potash mining industry, over 30 years of experience in the oil and gas industry, and a unique combination of mining, mineral processing, drilling, field operations, and economic evaluation experience

Engineering and operational experience in extractive industries

Recommendation of our Board of Directors

        Our Board recommends a vote "for" each nominee. Proxies will be voted in favor of each nominee unless you specify otherwise in your proxy.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

        The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the year ended December 31, 2015, and our Board is asking stockholders to ratify this selection. Stockholder approval or ratification is not required to appoint KPMG; however, our Board believes that submitting the appointment of KPMG to stockholders for ratification is good corporate governance. If stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG. If the selection of KPMG is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that a change would be in the best interest of us and our stockholders.

            2015 Proxy Statement

        In selecting KPMG, the Audit Committee considered a number of factors, including the following:

  •
  The Audit Committee's and management's assessments of KPMG's performance

  •
  KPMG's independence and integrity

  •
  KPMG's fees and the quality of services provided to us

        KPMG has served as our independent registered public accounting firm since 2007. To our knowledge, neither KPMG nor any of its members has any direct or material indirect financial interest in Intrepid or any connection with Intrepid in any capacity other than as independent public accountants. A representative of KPMG is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        We paid the following fees to KPMG for the audit of our consolidated financial statements and for other services provided in the years ended December 31, 2014, and 2013. All of these services and fees were pre-approved by the Audit Committee.

	2014	2013
Audit Fees	$660,563	$709,920
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$660,563	$709,920

        Audit fees include fees associated with the annual audit of our consolidated financial statements and internal control over financial reporting; the review of our periodic reports; accounting consultations; services related to, or required by, statute or regulation, such as consents; and other audit services related to SEC and other regulatory filings.

Audit Committee Pre-Approval Policy and Procedures

        Under its charter, the Audit Committee is responsible for approving the fees and any other significant compensation paid to our independent accountants and pre-approving any non-audit services to be performed by our independent accountants. The pre-approval requirement may be waived only if the non-audit services meet a de minimis exception allowed by law. In carrying out this responsibility, the Audit Committee follows the following general procedures:

  •
  If applicable, each year the Audit Committee reviews and pre-approves a schedule of the particular services and estimated fees for proposed audit and non-audit services to be provided by the independent accountants during the next annual audit cycle.

  •
  Actual amounts paid to the independent accountants are monitored by management and reported to the Audit Committee.

  •
  Any services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed.

  •
  Incremental fees for previously approved services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

Recommendation of our Board of Directors

        Our Board recommends a vote "for" Proposal 2. Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

            2015 Proxy Statement

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        We are asking stockholders to approve, on an advisory basis, the compensation of our executives as disclosed in this proxy statement in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act, and SEC rules. This proposal is commonly called a "say-on-pay" vote. We encourage you to read the Compensation Discussion and Analysis, or CD&A, section of this proxy statement and the summary compensation and other tables that follow the CD&A. These sections provide detailed information about our compensation objectives, the design and operation of our executive compensation program, and the 2014 compensation of our executives.

        We believe that our executive compensation program is aligned with the long-term interests of our stockholders. Specifically, our executive compensation program is designed to meet the following goals:

  •
  To provide compensation opportunities that attract, retain, motivate, and reward talented executives

  •
  To emphasize pay for performance by linking a substantial portion of the compensation of our executives to corporate and individual performance

  •
  To encourage stock ownership by our executives to align their interests with the interests of our other stockholders

        We are asking stockholders to approve the following non-binding resolution:

    RESOLVED, that the compensation paid to Intrepid's executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, compensation tables, and related narrative discussions, is hereby APPROVED.

        The say-on-pay vote gives our stockholders the opportunity to express their views on the compensation of our executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the principles, policies, and practices described in this proxy statement. As an advisory vote, the outcome of the vote is not binding on us, our Board, or the Compensation Committee. Our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. At our 2014 annual meeting, our stockholders expressed support for the compensation of our executives, with 98% of the votes cast for advisory approval of our executive compensation.

        At our 2011 annual meeting, our stockholders supported, on an advisory basis, holding the say-on-pay vote on an annual basis. After the 2011 annual meeting and taking into consideration stockholder support for an annual say-on-pay vote, our Board determined to hold the say-on-pay vote annually. Accordingly, the next say-on-pay vote will occur at our 2016 annual meeting. The next advisory vote on the frequency for the say-on-pay vote will occur at our 2017 annual meeting.

Recommendation of our Board of Directors

        Our Board recommends a vote "for" Proposal 3. Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

            2015 Proxy Statement

 CORPORATE GOVERNANCE

Director Independence

        Our Board is comprised of a majority of independent directors. Our Board has determined that each of Terry Considine, Chris A. Elliott, J. Landis Martin, and Barth E. Whitham is an independent director under the rules of the SEC and NYSE and does not have any material relationship with us other than his position as a director and stockholder. In making these determinations, our Board considered past employment, remuneration, and all other relationships with Intrepid, as well as the specific independence tests set forth in the NYSE's director independence rules. Our Board also considered the relationships described below among directors and in each case concluded that the relationship did not compromise the director's independence.

        Messrs. Martin and Considine—Each of Messrs. Jornayvaz, Harvey, and Considine has an investment in an investment fund controlled by Mr. Martin. Our Board considered among other things that each of these investments constitutes less than 1% of the total amount of the fund.

        Messrs. Considine and Whitham—Each of Messrs. Jornayvaz, Considine, and Whitham has made investments in companies that were created to acquire and own residential apartment properties and that are managed and controlled by Mr. Considine's son. Our Board considered among other things the size and characteristics of each of these investments.

Board Leadership Structure

        Our Board has appointed Mr. Jornayvaz to serve as both our Executive Chairman of the Board and our Chief Executive Officer. Our Board believes that Mr. Jornayvaz is best situated to serve as Executive Chairman of the Board because he is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. We believe that independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside the company and from different industries, while Mr. Jornayvaz brings company- and industry-specific experience and expertise. In addition, Mr. Jornayvaz is our largest stockholder, holding approximately 14% of our outstanding common stock as of March 15, 2015. Consequently, Mr. Jornayvaz's interests are generally aligned with the interests of our other stockholders.

        At this time, our Board believes that the combined role of Executive Chairman of the Board and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and our Board, each of which is essential to effective corporate governance. One of the key responsibilities of our Board is to develop strategic direction and to hold management accountable for the execution of strategy once it is developed. Our Board believes the combined role of Executive Chairman of the Board and Chief Executive Officer, supported by an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Independent Lead Director

        Our Board has selected Mr. Martin to serve as its independent lead director. Our lead director has the following responsibilities:

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  Serves as the principal liaison between non-management directors and the Executive Chairman of the Board and between the Board and our stockholders

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  Presides over regularly scheduled executive sessions of non-management directors and meetings of independent directors

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  •
  Presides at all Board meetings at which the Executive Chairman of the Board is not present

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  Together with the Executive Chairman of the Board, approves meeting agendas for the Board and reviews any materials, as so desired by the lead director, that will be distributed to the Board; the lead director also may request that additional materials be distributed to the Board

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  Approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items

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  At his or her discretion, calls meetings of the non-management directors

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  If requested by major stockholders, ensures that he or she is available for consultation and direct communication

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  Performs any other duties as may from time to time be delegated to the lead director by the Board

Risk Management

        We are exposed to a number of risks, and annually we undertake a risk management review to identify and evaluate risks throughout our company and to develop plans to manage them effectively. We have established an enterprise risk management program to assist in this process. Our Executive Vice President of Human Resources and Risk Management is directly responsible for our risk management functions, and, in this role, he periodically updates the Board regarding ongoing assessment and mitigation of our risks and works closely with members of senior management, mine general managers, and others within Intrepid to identify and design programs or procedures to mitigate potential risks where possible. We also have established a compliance program, including our Code of Business Conduct and Ethics and ancillary statements and policies, and have appointed a Chief Compliance Officer to manage the compliance program. In this capacity, our Chief Compliance Officer reports directly to the Audit Committee.

        Our Board has an active role, as a whole and at its committee level, in overseeing management of our risks. Our Board regularly reviews information about our liquidity, capital expenditures, cost of goods sold, inventory, product pricing, and sales, as well as the associated risks in the potash market. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee oversees the management of accounting, financial reporting, and financial risks and the management of our compliance program. The Governance Committee manages risks associated with director independence and potential conflicts of interest. Our Board oversees management of risks associated with operations, environmental, health, and safety. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks through committee reports.

        We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. You can find more information about our assessment of risks arising from compensation policies and practices below under the heading "Risks Arising from Compensation Policies and Practices."

Communication with Directors

        Stockholders and other interested parties who wish to communicate with our Board, including our independent or non-management directors as a group, our lead director, or any other individual director, may do so by submitting a written communication to our lead director at the following address:

Lead Director
c/o Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

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        Communications can be made anonymously and confidentially using this method. A copy of communications will be forwarded to our legal counsel and retained for a reasonable period of time. Our lead director may discuss these communications with our legal counsel, independent advisors, non-management directors, or management and may take other action or no action as he determines in good faith, using reasonable judgment and discretion.

        The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters. We have established a website and telephone number for employees to use to report, on a confidential and anonymous basis, any concerns regarding questionable accounting, internal accounting controls, or auditing matters.

Stock Ownership Guidelines

        We believe that stock ownership by our directors and senior management better aligns their interests with those of our other stockholders. Our Board has established stock ownership guidelines that encourage these individuals to own meaningful amounts of our common stock. After a specified phase-in period, each covered individual is expected to own Intrepid common stock with a minimum average value equal to a specified multiple of his then-current annual salary or annual cash retainer. If the individual has not achieved this ownership level by the end of the phase-in period, the individual may not enter into any transaction (including a sale of shares received through awards of stock, restricted stock, or performance stock units) that would result in non-compliance, excluding the withholding of shares to cover taxes due upon the vesting of an award. In addition, the individual is expected to retain ownership of at least 50% of the total number of shares received from the exercise of stock options, excluding any shares withheld to cover taxes and any shares sold or netted to pay the exercise price, until the ownership level has been achieved..

        The table below summarizes our stock ownership guidelines:

Individual	Multiple of Annual Salary or Cash Retainer	Phase-In Period
Chief Executive Officer or Principal Executive Officer (CEO)	6	5 years after first becoming CEO (or February 2016 if later)
Senior Vice Presidents and above (Senior Employees)	2	5 years after first becoming a Senior Employee
Non-employee Board members	5	5 years after first becoming a Board member (or February 2016 if later)

        All of our directors and executives are in compliance with the stock ownership guidelines or are within the applicable phase-in period.

Insider Trading Policy and Hedging and Pledging Transactions

        Our directors and executives are subject to various trading restrictions under our insider trading policy. These individuals may enter into transactions involving our securities or derivative securities only during regular quarterly trading periods and must receive our permission before entering into these transactions. Derivative transactions may allow a person to own our securities without the full risks and rewards of ownership and, as a result, the person may no longer have the same objectives as other holders of our securities. Accordingly, we approve transactions in derivative securities only when they do not involve this risk. Directors and executives are prohibited from engaging in short sales relating to our securities. They are also prohibited from pledging our securities as collateral for a loan, including holding our securities in a

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margin account (except under special circumstances as approved by our Chief Financial Officer or General Counsel).

        None of our directors or executives is involved in any hedging or pledging transactions relating to our securities.

Committees and Meetings

        Our Board met seven times in 2014. In 2014, each director attended in person or by telephone 75% or more of the aggregate of the total number of meetings of the Board held while he was a director and of each committee on which he served during the period in which he served as a member of that committee. Each director is expected to attend our annual meetings. All of our directors attended our 2014 annual meeting. Our independent and non-management directors meet regularly in executive session without management present.

        Our Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. Each of these committees is comprised solely of independent directors. The charters for these committees are available on our website at www.intrepidpotash.com. Each of these committees meets regularly in executive session without management present.

        The following table sets forth the chairperson and members of each committee and the number of meetings held in 2014.

Name of Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Terry Considine	X	Chair	X
Chris A. Elliott	X	X	X
J. Landis Martin	Chair	X	X
Barth E. Whitham	X	X	Chair
Number of Meetings in 2014	8	5	6

Audit Committee

        The Audit Committee assists the Board in fulfilling its responsibilities to us and our stockholders relating to the accounting and financial reporting processes and the audit of our financial statements. The Audit Committee oversees management's processes and activities related to maintaining the reliability and integrity of our accounting policies, financial reporting practices, and financial statements; the assessment of the independent auditor's qualifications and independence; and compliance with laws and regulations and the requirements of the NYSE. The Audit Committee is solely responsible for the engagement and discharge of independent auditors and reviews the quarterly and annual financial results. The committee reviews the audit plan and the results of the audit with the independent auditors and reviews the independence of the auditors, the range of audit fees, the scope and adequacy of our system of internal accounting controls, and our risk management policies. The Audit Committee also has oversight responsibility for our internal audit function. Our Director of Internal Audit reports directly to the Audit Committee.

        Audit Committee members are prohibited from serving on more than two other audit committees of public companies.

        Our Board has determined that each member of the Audit Committee is financially literate in accordance with the rules of the NYSE and is independent under the NYSE's director independence standards applicable to audit committee members, including the heightened independence requirements under SEC rules. In addition, the Board has determined that each of Messrs. Martin, Considine, and Whitham qualifies as an "audit committee financial expert" as defined by SEC rules.

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Nominating and Corporate Governance Committee

        The Governance Committee reviews the overall composition of our Board, identifies individuals qualified to become members of our Board, and recommends to our Board the director nominees for the next annual meeting. The Governance Committee also oversees the evaluation of our Board and management succession plans, reviews from time to time our policies and practices on corporate governance including our Corporate Governance Guidelines, and recommends to our Board any changes it may deem necessary. Additionally, the Governance Committee is responsible for the periodic review and recommendation to the Board of the compensation structure for the non-employee directors for Board and committee service.

        Our Board has determined that each member of the Governance Committee is independent under the NYSE's director independence standards.

Compensation Committee

        The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our executives; administers our equity incentive plans; and has overall responsibility for evaluating and approving (or recommending for approval to the Board) all compensation plans, policies, and programs that affect our executives. You can find more information about the Compensation Committee's role in setting executive compensation below under the heading "Compensation Discussion and Analysis." The Compensation Committee may form and delegate responsibility to subcommittees as it deems necessary or appropriate; provided that any subcommittee must meet all applicable independence requirements. In addition, the Compensation Committee may not delegate to persons other than independent directors any functions that are required, under applicable NYSE rules or federal securities laws, to be performed by independent directors.

        Our Board has determined that each member of the Compensation Committee is independent under the NYSE's director independence standards applicable to compensation committee members, including the heightened independence requirements under SEC rules.

Director Designation and Voting Agreement

        Intrepid, Intrepid Production Corporation (or IPC), and Harvey Operating and Production Company (or HOPCO) are parties to a Director Designation and Voting Agreement that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. IPC and HOPCO, together with Messrs. Jornayvaz and Harvey, in the aggregate own approximately 26% of our outstanding common stock as of March 15, 2015. Under this agreement, each of IPC and HOPCO has agreed to designate one candidate for nomination and election to our Board and to vote their shares in favor of the other's candidate. We have agreed to use our best efforts to ensure that the designees are included in the slate of nominees to the Board and recommended for election. We have also agreed to not take any action to change the size of the Board to exceed seven members, without the prior consent of IPC and HOPCO, subject to any limitations imposed by the rules of the NYSE. The directors currently serving on our Board under this agreement are Mr. Jornayvaz (nominated by IPC) and Mr. Harvey (nominated by HOPCO). Each of Messrs. Jornayvaz and Harvey is serving as a Class III director for a term that expires in 2017.

        Each of IPC and HOPCO has also agreed, except in the case of a transfer to each other or their affiliates or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of the shares would own, directly or indirectly, 5% or more of our outstanding common stock. The rights and obligations under this agreement are not transferable upon sale or other transfer of common stock by IPC or HOPCO except to any affiliate of IPC or HOPCO. The agreement will terminate with respect to either stockholder party and its affiliates when their collective beneficial ownership falls below 5% of our outstanding common stock.

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        Other than the Director Designation and Voting Agreement, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

Governance-Related Materials

        You can find copies of our governance-related materials, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the written charters of the Audit Committee, Governance Committee, and Compensation Committee, in the investor relations section of our website at www.intrepidpotash.com. Copies of these materials also are available in print to any stockholder who requests them by sending a written request to the following address:

Corporate Secretary
Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2014, Messrs. Whitham, Considine, Elliott, and Martin served on our Compensation Committee. None of our executive officers currently serves, or served during 2014, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of Intrepid.

COMPENSATION COMMITTEE REPORT

        The following report of the Compensation Committee is not "soliciting material," will not be deemed "filed" with the SEC, and will not be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (referred to as the Securities Act), or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

                      THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF INTREPID POTASH, INC.

                      Barth E. Whitham, Chairman
                      Terry Considine
                      Chris A. Elliott
                      J. Landis Martin

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 COMPENSATION DISCUSSION AND ANALYSIS

        This section describes our executive compensation program as it relates to the following individuals:

  •
  Robert P. Jornayvaz III—Executive Chairman of the Board, President, and Chief Executive Officer

  •
  John G. Mansanti—Senior Vice President of Strategic Initiatives and Technical Services

  •
  Kelvin G. Feist—Senior Vice President of Sales and Marketing

  •
  Brian D. Frantz—Interim Chief Financial Officer

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  David W. Honeyfield—Former President and Chief Financial Officer

  •
  Martin D. Litt—Former Executive Vice President, General Counsel, and Secretary

        When we refer to our "executives" throughout this proxy statement, we mean the six individuals named above.

Executive Summary

        We believe that a strong executive team is critical to our long-term success. One of the key goals of our executive compensation program is to attract, motivate, and retain a talented team of executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders' long-term interests. We believe the design of our executive compensation program is effective and is in the best interests of our stockholders.

2014 Performance

        We are the only producer of potash in the United States and we supply approximately 9% of the country's annual consumption. Our financial and operating results for 2014 included the following:

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  Achieved record potash sales volume of 915,000 tons, up 32% from 2013

  •
  Sold 182,000 tons of our specialty Trio® product, up 48% from 2013

  •
  Earned net income of $9.8 million, or $0.13 per diluted share, down from $22.3 million, or $0.30 per diluted share, in the previous year, due in part to lower potash prices in 2014 as compared to 2013

  •
  Generated cash flow from operations of $127.5 million, and used $61.8 million of cash for capital expenditures

        You can find more information about our 2014 financial and operating performance in our Annual Report on Form 10-K for the year ended December 31, 2014.

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Pay for Performance

        Our executive compensation program is designed to reward performance and align our executives' interests with the long-term interests of our stockholders. We emphasize pay for performance in several ways:

At-Risk Compensation

Our executives have significant responsibility for our overall performance. As a result, a meaningful part of their compensation is variable, or "at risk," based on our performance. In addition, the portion of total compensation that is at risk for an executive increases with role. This approach helps to ensure that executives with greater responsibility for achieving our performance goals bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if those goals are met. At-risk compensation includes annual bonuses and equity awards.

Performance-Based Bonuses

We pay annual cash bonuses based on corporate and individual performance. Bonuses under our Short-Term Incentive Plan, or STIP, are paid based on the achievement of annual operational and financial goals that we believe impact the longer-term value of Intrepid. Bonuses can range from 0% to 200% of target based on performance and therefore are entirely at risk if the pre-established goals are not met at designated levels.

Long-Term Equity Awards

For 2014, a meaningful portion of executives' total compensation was granted in the form of restricted stock. By its nature, the value of restricted stock is directly linked to the longer-term performance of our stock.

Individual Performance

In setting overall compensation for executives, the Compensation Committee takes into account market data and overlays an evaluation of the individual executive's contributions to our business. Among other things, the Compensation Committee considers how each executive's efforts and accomplishments contributed to the advancement of our long-term goals.

2014 Executive Compensation Summary

        Below are key features of our 2014 executive compensation program. Each of these items is described in more detail later in this CD&A.

  •
  Temporary Reductions in 2014 Compensation—In January 2014, we announced that we had implemented a number of cost-savings initiatives to better align our cost structure with the then-current business environment. In late 2013 and early 2014, potash prices and sales volumes decreased significantly as increased concerns about global supply and demand levels created significant uncertainty in the market. As part of these initiatives, our executives proposed, and the Compensation Committee approved, temporary reductions in executive compensation. Mr. Jornayvaz's 2014 salary was reduced by 50% as compared to 2013 (from $100,000 to $50,000) and his target annual bonus under our STIP for 2014 was reduced to zero. The salaries of our other

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    executives were reduced by 20% (10% for Mr. Frantz) as compared to 2013 for the period from February 1, 2014, to June 30, 2014.

  •
  Annual Cash Bonuses—Executives other than Mr. Jornayvaz earned cash incentive awards equal to 119.2% of target under our STIP. These bonuses were based on our 2014 financial and operational performance compared to pre-established performance goals under the plan. In addition, we provided modest discretionary cash bonuses to these executives reflecting the incremental bonus opportunity associated with their reinstated base salaries for the second half of 2014. The only reason for the discretionary bonuses was that the target bonuses for these executives under the STIP were set as a percentage of the reduced base salaries approved at the beginning of 2014, rather than actual salary paid during the year.

  •
  Equity Awards—For 2014, the grant value of each executive's annual equity award was the same as it was in 2013. However, the 2014 awards were granted entirely in the form of restricted stock, instead of the combination of restricted stock and performance stock units used in 2013. Market data collected by the Compensation Committee's independent compensation consultant in late 2014 showed that these grant amounts were generally at or below the 25th percentile for our peer group.

  •
  Stock Ownership Guidelines—We maintain stock ownership guidelines that encourage our executives and other key employees to own meaningful amounts of our common stock, thereby better aligning their interests with those of our other stockholders. Mr. Jornayvaz is our largest stockholder, holding Intrepid stock valued at well over six times his annual salary, which is the multiple set forth in our stock ownership guidelines.

  •
  Limited Use of Employment Agreements—None of our executives has an employment agreement other than Messrs. Jornayvaz and Harvey. All executives are expected to demonstrate strong personal performance in order to continue serving as a member of our executive team.

Impact of 2014 Say-on-Pay Advisory Vote

        At our 2014 annual meeting, stockholders expressed support for the compensation of our executives, with 98% of the votes cast for advisory approval of our executive compensation. When the Compensation Committee conducts its annual review of executive compensation during the first part of each year, it considers a variety of factors as discussed in this CD&A, including the results of the previous year's advisory vote to approve executive compensation. While the Compensation Committee has considered the results of the 2014 advisory vote, it did not make any changes to our executive program or policies as a result of the vote in light of the strong stockholder support.

Objectives of Compensation Program

        Our executive compensation program has three primary objectives:

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Elements of Compensation

        The primary elements of our 2014 executive compensation program are described below:

Element	Purpose	Intrepid Practice
Salary	To provide a fixed amount of pay for an executive's primary duties and responsibilities	Salaries are reviewed annually and are set based on market competitiveness and individual performance.
Annual Cash Bonus	To incentivize the achievement of near-term financial and operational corporate goals and individual objectives	Target bonus amounts are reviewed annually and set based on market competitiveness and individual performance. Payout amounts vary relative to corporate and individual performance.
Long-Term Equity Awards	To support our goals of retaining our critical talent and aligning management interests with the interests of our other stockholders
For 2014, we granted long-term equity awards in the form of restricted stock. The value of any equity award is inherently linked to the longer-term performance of our stock. Restricted stock is subject to a three-year vesting period, meaning that the value of these awards becomes potentially realizable over the long term.

        We also provide the following other compensation elements to our executives:

Element	Purpose	Intrepid Practice
Employee Benefits	To provide basic employee benefits that are generally consistent with the benefits provided to our other employees and with benefits provided by other companies of our size	We provide basic health, life, and disability insurance and 401(k) benefits to our employees, including our executives. Executives are also entitled to the payment or reimbursement of supplemental long-term disability insurance premiums.
Perquisites	To provide benefits that are designed to keep our executives in good health and to increase their time and travel efficiencies
Executives are eligible for a gym membership allowance and paid parking, which are benefits that are generally consistent with the benefits provided to all of our Denver-based employees. Executives are also eligible for an executive physical allowance and for personal use of corporate aircraft, subject to the explicit approval from our Executive Chairman of the Board or Executive Vice Chairman of the Board.
Change-in-Control Benefits	To preserve executive productivity and encourage retention in an actual or potential change in control	These benefits are carefully tailored to our company and are generally competitive with benefits offered by similarly situated companies.

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Role of the Compensation Committee, Compensation Consultants, and Management

        The Compensation Committee retains Frederic W. Cook & Co., Inc., or F.W. Cook, as its independent compensation consultant. F.W. Cook helps the Compensation Committee collect and analyze market data to provide a competitive reference on pay levels, structure, and performance alignment for executives and directors. F.W. Cook also advises the Compensation Committee on a variety of executive and director compensation matters and provides information about general compensation trends.

        Outside of its role as independent compensation consultant, F.W. Cook does not provide any other services to us or our management and does not have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of F.W. Cook and concluded that its work does not raise any conflicts of interest.

        While market data provided by an independent compensation consultant can be a useful guide in setting executive compensation, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination to reconcile the program's objectives with the realities of rewarding and retaining our valued executives and to measure the individual performance of our executives. In this regard, the Compensation Committee asks Mr. Jornayvaz, and in the past asked Mr. Honeyfield, to make recommendations about the compensation to be paid to executives. While the Compensation Committee is solely responsible for the appointment of the independent compensation consultant and for approving executive compensation, management supports the work of the Compensation Committee and the independent compensation consultant. In addition, at the request of the Compensation Committee, Mr. Jornayvaz, Mr. Honeyfield in the past, and other members of our executive management team meet periodically with the Compensation Committee regarding the design of our compensation programs and other compensation matters. The Compensation Committee meets regularly in executive sessions without management present.

Role of Peer Groups and Benchmarking

        In setting executive compensation at the beginning of each year, the Compensation Committee typically reviews market data collected by F.W. Cook. Because of the temporary reductions in executive compensation discussed above, the Compensation Committee decided not to review market data in advance of its 2014 executive compensation decisions. As a result, we did not use a peer group for 2014. However, at the end of 2014 in advance of its 2015 executive compensation decisions, the Compensation Committee asked F.W. Cook to provide market data for our executives. This market data showed that target total direct compensation for executives was generally below median.

        The market data collected at the end of 2014 consisted of information about the compensation paid in 2013 to executives at our peer companies, as reported in these companies' 2014 proxy statements. For each executive position, the data showed salary, target bonus, target total cash compensation (which includes salary and target bonus), target equity compensation, and target total direct compensation (which includes salary, target bonus, and target equity compensation) for similarly situated executives at the 25th, 50th, and 75th percentiles.

        With assistance from F.W. Cook, the Compensation Committee approves the makeup of our peer group. In general, our peer group consists of companies with which we may compete for business, capital, or executive talent. Specifically, our peer group is made up of natural resource, diversified metal and mining, and fertilizer companies that are based in the U.S. and that had revenues and market capitalizations ranging from about 0.25 times to 4.0 times our revenue and market capitalization. Our revenue, market capitalization, and enterprise value approximate the median as compared to the peer

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group at the time the group was chosen and at the time the market data was reviewed by the Compensation Committee. Our peer group for 2015 consists of the following companies:

Allied Nevada Gold Corp.	Minerals Technologies Inc.
Approach Resources Inc.	Natural Resource Partners L.P.
Balchem Corporation	Niska Gas Storage Partners LLC
Bill Barrett Corporation	Petroquest Energy, Inc.
Calgon Carbon Corporation	Rhino Resource Partners LP
Chase Corporation	Rosetta Resources Inc.
Clayton Williams Energy, Inc.	Royal Gold, Inc.
Coeur d'Alene Mines Corporation	Stillwater Mining Company
Compass Minerals International Inc.	Thompson Creek Metals Company Inc.
Globe Specialty Metals, Inc.	Warren Resources, Inc.
Hecla Mining Company

        Our 2015 peer group is the same as our 2013 peer group (as noted above, we did not use a peer group for 2014), except as follows:

  •
  We removed AMCOL International Corporation and Venoco, Inc. because they were acquired by other companies.

  •
  We removed Cheniere Energy, Inc., H.B. Fuller Company, and Spectra Energy Corp. because their revenues or market capitalizations no longer fell within the ranges described above.

  •
  We added Approach Resources Inc., Chase Corporation, Niska Gas Storage Partners LLC, Petroquest Energy, Inc., Rhino Resource Partners LP, and Warren Resources, Inc. because they met the general peer group parameters described above.

2014 Compensation Decisions

Salary

        In January 2014, we announced that we had implemented a number of cost-savings initiatives to better align our cost structure with the then-current business environment. In late 2013 and early 2014, potash prices and sales volumes decreased significantly as increased concerns about global supply and demand levels created significant uncertainty in the market. As part of these initiatives, our executives proposed, and the Compensation Committee approved, temporary reductions in executive salaries, as described below:

Name	Base Salary	Temporary Reduction	Effective Dates of Temporary Reduction
Robert P. Jornayvaz III	$100,000	50%	11 months (February 1—December 31, 2014)
John G. Mansanti	$320,000	20%	5 months (February 1—June 30, 2014)
Kelvin G. Feist	$295,000	20%	5 months (February 1—June 30, 2014)
Brian D. Frantz	$205,000	10%	5 months (February 1—June 30, 2014)
David W. Honeyfield	$425,000	20%	5 months (February 1—June 30, 2014)
Martin D. Litt	$325,000	20%	5 months (February 1—June 30, 2014)

        In August 2014, Mr. Honeyfield resigned from Intrepid and our Board appointed Mr. Jornayvaz as our President and Chief Executive Officer, in addition to his continuing role as Executive Chairman of our Board. Our Board also appointed Mr. Frantz as Interim Chief Financial Officer to serve in that role until a permanent Chief Financial Officer is named. At Mr. Jornayvaz's request, the Compensation Committee did not make any changes to his salary at that time. The Compensation Committee also did not make any changes to Mr. Frantz's salary.

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        Mr. Jornayvaz's current employment agreement sets his salary at $100,000, subject to annual review by the Compensation Committee. The agreement was entered into in May 2010 when Mr. Jornayvaz transitioned to the role of Executive Chairman of the Board from Chief Executive Officer (a role he has since reassumed) and his day-to-day responsibilities at that time transitioned to other executives.

Annual Cash Bonus

        For 2014, we provided to executives cash bonuses under our STIP and discretionary cash bonuses, as described below:

	2014 STIP
Name	Reduced Base Salary(1)		x	Target Bonus (Amount or Percentage of Salary)	x	Corporate Performance Payout Percentage	=	2014 STIP Bonus		+	2014 Discretionary Bonus(2)	=	2014 Cash Bonus
Robert P. Jornayvaz III	N/A	(3)		$0 (3)		119.2%		$0	(3)		$0		$0
John G. Mansanti	$256,000			50%		119.2%		$152,576			$22,593		$175,169
Kelvin G. Feist	$236,000			50%		119.2%		$140,656			$20,828		$161,484
Brian D. Frantz	$184,500			35%		119.2%		$76,973			$5,066		$82,039
David W. Honeyfield	$340,000			75%		N/A		$0	(4)		$0		$0
Martin D. Litt	$260,000			50%		119.2%		$154,960			$22,946		$177,906

(1)
These amounts represent each executive's reduced salary as in effect in February 2014 when the Compensation Committee approved the 2014 target bonuses. For 2014, we did not prorate salary changes for purposes of determining bonuses under our STIP. As a result, these amounts differ from the actual 2014 salary amounts reported below under the heading "Executive Compensation—2014 Summary Compensation Table."

(2)
As described in more detail below under the heading "Discretionary Bonuses," we provided modest discretionary cash bonuses to these executives reflecting the incremental bonus opportunity associated with their reinstated base salaries for the second half of 2014.

(3)
Mr. Jornayvaz's current employment agreement provides that his target annual bonus is generally intended to be $500,000. This amount is not tied to his annual salary. In early 2014, Mr. Jornayvaz requested that the Compensation Committee reduce his 2014 target bonus to zero in connection with the cost-savings initiatives described above. The Compensation Committee approved the reduction.

(4)
Mr. Honeyfield resigned in August 2014 and therefore was not entitled to a 2014 bonus.

Short-Term Incentive Plan Bonuses

        Background. We have adopted a Short-Term Incentive Plan, or STIP, which allows for the payment of annual bonuses based on the attainment of pre-established annual performance goals. The plan was most recently approved by our stockholders in 2012 and is intended to allow us to grant awards that qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). You can find more information about Section 162(m) below under the heading "Accounting Impact and Tax Deductibility of Compensation."

        The Compensation Committee administers the plan. Within the first 90 days of each year, the Compensation Committee selects the executive officers and other key employees who are eligible to participate in the plan, establishes their target bonus amounts, and sets the performance goals for the year in accordance with the plan. The target bonus amounts and performance goals are then communicated to plan participants. Shortly after the end of each year, the Compensation Committee certifies the bonus payments to be made for the year, if any, based on actual performance as compared to the pre-established

            2015 Proxy Statement

goals. Bonuses are paid in cash or stock no later than March 15 of the following year. Our Board can amend or terminate the plan at any time, subject to any restrictions under Section 162(m).

        Target Bonuses. Mr. Jornayvaz's current employment agreement provides that his target annual bonus is generally intended to be $500,000; provided that his actual target bonus for any year will be determined by the Compensation Committee in its sole discretion. This base amount was negotiated between the Compensation Committee and Mr. Jornayvaz when the agreement was entered into in May 2010. In early 2014, Mr. Jornayvaz requested that the Compensation Committee reduce his 2014 target bonus to zero. The Compensation Committee approved the reduction.

        In February 2014, the Compensation Committee established the target bonuses for our other executives. Target bonuses are stated in terms of a percentage of salary, as shown in the table above. The Compensation Committee did not make any changes to the target bonus percentages as compared to 2013. However, as described above under the heading "Salary," in January 2014, the Compensation Committee approved temporary reductions in executive salaries as part of several cost-savings initiatives. The target bonuses under the STIP approved in February 2014 were based on these reduced salaries.

        Corporate Performance Payout Percentage. The actual bonus paid to each executive under our STIP could have ranged from 0% to 200% of the executive's target bonus based on the achievement of pre-established performance goals.

        In February 2014, taking into account management's recommendations, the Compensation Committee approved the 2014 performance measures, goals, and weightings under the plan. In general, for each measure, the Compensation Committee set threshold, target, and maximum levels of performance that corresponded to payouts within the range of 0% to 200%. The five primary performance measures and weightings used for 2014 were generally the same as those used for 2013; however, the specific goals under each measure were updated for 2014.

        In February 2015, the Compensation Committee reviewed actual performance in 2014 as compared to the pre-established goals and approved a performance payout percentage of 119.2% for 2014 under our STIP calculated as follows:

Measure	Weight	Resulting Payout on the Measure Based on Actual Performance	Contribution to Total Performance Payout Percentage
Safety
Incident Rate Improvement	15%	0%	0%
System Implementation	5%	200.0%	10.0%
Sales
Net Sales Tons of Potash and Trio®	10%	151.5%	15.1%
Net Realized Sales Price Advantage	10%	200.0%	20.0%
Adjusted Cash Operating Costs per Ton of Potash	20%	90.9%	18.2%
Adjusted EBITDA	20%	200.0%	40.0%
Capital Investment
Major Capital Projects	15%	86.7%	13.0%
Non-Major Capital Projects	5%	57.0%	2.9%

Total Performance Payout Percentage for Executives			119.2%

            2015 Proxy Statement

        We include below more information about our reasons for selecting each of these measures and the calculations used to determine the resulting payout for each measure. Overall, management recommended, and the Compensation Committee approved, these measures, goals, and weightings because we believe they appropriately focus our executives and employees on the most important elements of our business for 2014.

  •
  Safety—Safety is a core value and operating requirement for us. We measured safety based on (1) the improvement in our incident rate for employees and onsite contractors and (2) our ability to successfully implement a new environmental, safety, and health management system. This system allows us to track and analyze leading safety indicators, among other things.

Incident Rate Improvement Weight				15%
Performance Against Goal
Payout Range	Goal: improve our incident rate	Actual Performance	Resulting Payout on This Metric
200%	20% improvement
100%	5% improvement	Threshold for payout	0%
85%	No change	was not met
0%	20% worsening or a fatality
				x 0%

Contribution to Total Performance Payout Percentage					0%

System Implementation Weight				5%

    Milestone 1—Implement environmental, safety, and health compliance module

    Milestone 2—Complete site risk registers

    Milestone 3—Complete emergency response needs assessment, update site plans, and establish long-term plan

Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on This Metric
200%	3 milestones met
100%	2 milestones met
50%	Only Milestone 1 met	3 milestones met	200.0%
20%	Only Milestone 2 or 3 met
				x 200.0%

Contribution to Total Performance Payout Percentage					10.0%

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  •
  Sales—We measured sales based on (1) our net sales tons of potash and Trio® and (2) our average net realized sales price advantage for potash. We calculate net sales tons as the total number of tons of potash and Trio® sold less the number of tons sold on which we provided a quality adjustment to our customers for product that did not meet specifications. Taking into account management's recommendation, the Compensation Committee set the goal for a 100% payout on this metric at the Board's budgeted amount for the year. This measure is directly aligned with our strategy of selling tons produced at prevailing market prices to sustain efficiencies in our operating plants.

    We calculate average net realized sales price as gross sales less freight costs, divided by the number of tons sold in the period. We calculate average net realized sales price advantage as the difference between our average net realized sales price and the combined estimated average net realized sales prices of Potash Corporation of Saskatchewan Inc., The Mosaic Company, and Agrium Inc. based on publicly available information and our estimates. This measure reflects our focus on achieving the highest net realized sales price on each ton of potash sold to maximize our margins. This measure is a financial measure not calculated in accordance with GAAP. Taking into account management's recommendation, the Compensation Committee set the goal for a 100% payout on this metric at the Board's budgeted amount for the year.

Net Sales Tons of Potash and Trio® Weight				10%
Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on This Metric
200%	1,133,565
100%	1,049,597	1,092,819	151.5%
20%	944,637
				x 151.5%

Contribution to Total Performance Payout Percentage					15.1%

Average Net Realized Sales Price Advantage for Potash Weight				10%
Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on This Metric
200%	25% advantage
100%	20% advantage	33%	200.0%
20%	15% advantage
				x 200.0%

Contribution to Total Performance Payout Percentage					20.0%

            2015 Proxy Statement

  •
  Adjusted Cash Operating Costs—Cash operating costs per ton of potash is largely a function of the operating rates at our facilities and our ability to manage costs associated with production. For this purpose, cash operating costs are calculated as total of cost of goods sold divided by the number of tons of potash and Trio® sold and then adjusted to exclude per-ton abnormal production, royalties, depreciation, depletion, and amortization. We also adjusted cash operating costs to include the impact of lower-of-cost-or-market adjustments during the year. This measure is a financial measure not calculated in accordance with GAAP. Taking into account management's recommendation, the Compensation Committee set the goal for a 100% payout on this metric at the Board's budgeted amount for the year. As shown below, higher-than-expected cash operating costs correlate to a lower-than-target payout on this metric.

Weight				20%
Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on This Metric
200%	$181
100%	$197
85%	$207	$203	90.9%
20%	$217
				x 90.9%

Contribution to Total Performance Payout Percentage					18.2%

  •
  Adjusted EBITDA—Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a measure of our core profitability. This measure is widely used by investors, analysts, and others to measure performance excluding the effects of items that do not affect core operations. Adjusted EBITDA is calculated as net income adjusted to add back interest expense, income tax expense, depreciation, depletion, amortization, and accretion related to our asset retirement obligation. In some cases, we may adjust EBITDA for non-cash, unusual, or non-recurring items. Adjusted EBITDA is a financial measure not calculated in accordance with GAAP. Taking into account management's recommendation, the Compensation Committee set the goal for a 100% payout on this metric at the Board's budgeted amount for the year.

Weight				20%
Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on This Metric
200%	$59 million
100%	$49 million	$98.9 million	200.0%
20%	$40 million
				x 200.0%

Contribution to Total Performance Payout Percentage					40.0%

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  •
  Capital Investment—We measured performance separately for major and non-major capital projects.

    For non-major capital projects, we evaluated our ability to deliver against the estimated costs and timelines set forth in the original authorizations for expenditure, or AFEs, relating to projects completed in 2014.

Non-Major Capital Projects Weight				5%
Performance Against Goal
Payout Range	Goal: new AFEs approved after January 1, 2013, and closed in 2014 met specified spending and timing criteria or otherwise met the original project objective	Actual Performance	Resulting Payout on This Metric
200%	90% of AFEs met goal
100%	70% of AFEs met goal	61% of AFEs met goal	57.0%
0%	Less than 50% of AFEs met goal
				x 57.0%

Contribution to Total Performance Payout Percentage					2.9%

        For major capital projects, we measured performance using the following 12 milestones:

HB Solar Solution Mine	Met
Maintain an average daily injection rate of 2,090 gpm (2,200 gpm*95% operating factor)	No
Develop additional water sources so that 2,500 gpm injection rate is fully sustained by November 30, 2014	No
Zero 24-hour reportable environmental discharges from the HB system	Yes
Plant recovery in second harvest averages 75% through December 31, 2014	Yes
North Compaction Plant
Line 3 commissioned by June 30, 2014	Yes
Warehouse work, including conveyer, reclaim, and structure completed and in service by June 30, 2014	Yes
Develop a customer accepted sustainable solution to blend West and HB concentrate feed throughout 2014	Yes
Achieve a monthly production level of 5,500 tons of pelletized Trio® production over highest 3 months of 2014	No
West Plant Improvements
Air scrubber functioning as designed by April 30, 2014	Yes
Newly constructed thickener completed and in service by June 30, 2014	No
Monthly mill utilization above 86% per month, except months with scheduled turnaround maintenance	Yes
Plant recovery average increased to 75% as measured by highest 3 months of 2014, while maintaining compactor feed specifications	Yes

            2015 Proxy Statement

Major Capital Projects Weight				15%
Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on This Metric
200%	12 milestones met
100%	9 milestones met	8 milestones met	86.7%
20%	3 milestones met
				x 86.7%

Contribution to Total Performance Payout Percentage					13.0%

Discretionary Bonuses

        In February 2015, the Compensation Committee approved the discretionary cash bonuses set forth in the table above under the heading "Annual Cash Bonus." These discretionary bonuses reflected the incremental bonus opportunity associated with executives' reinstated base salaries for the second half of 2014. The only reason for the discretionary bonuses was that the target bonuses for executives under the STIP were set as a percentage of the reduced base salaries approved at the beginning of 2014, rather than actual salary paid during the year. Consistent with Mr. Jornayvaz's request to reduce his 2014 target bonus under the STIP to zero in connection with the cost-savings initiatives described above, the Compensation Committee did not provide a discretionary cash bonus to Mr. Jornayvaz.

Cash Retention Awards to Brian D. Frantz

        Taking into account the recommendations of Mr. Honeyfield and our Executive Vice President of Human Resources and Risk Management, in January 2014 the Compensation Committee granted to Mr. Frantz a cash retention award of $70,000 for his continued service. The award vests in two equal annual installments beginning on January 31, 2015, subject to Mr. Frantz's continued employment with us.

        Taking into account the recommendations of F.W. Cook and our Executive Vice President of Human Resources and Risk Management, in September 2014 the Compensation Committee granted to Mr. Frantz a cash retention award of $30,000 in connection with his new role as Interim Chief Financial Officer. The award vested on the date on which we filed with the SEC our annual report on Form 10-K for the year ended December 31, 2014 (February 19, 2015), subject to his continued employment with us on that date.

Long-Term Equity Awards

Background

        We have adopted an Equity Incentive Plan that is designed to provide long-term equity incentives to attract, retain, and motivate eligible employees, directors, and consultants and to align their interests with the interests of our stockholders. The plan was most recently approved by our stockholders in 2012.

            2015 Proxy Statement

2014 Annual Equity Awards

        Target Award Amounts. The following table shows the 2014 target annual equity awards for our executives:

Name	Target Annual Equity Award as a Percentage of Salary	x	2014 Base Salary (without regard to temporary reductions)	=	Target Annual Equity Award
Robert P. Jornayvaz III	N/A		N/A		$750,000
John G. Mansanti	115%		$320,000		$368,000
Kelvin G. Feist	90%		$295,000		$265,500
Brian D. Frantz	40%		$205,000		$82,000
David W. Honeyfield	175%		$425,000		$743,750
Martin D. Litt	100%		$325,000		$325,000

        Mr. Jornayvaz's current employment agreement provides that his annual equity award is generally intended to have a grant date fair value of $750,000; provided that his actual equity awards for any year will be determined by the Compensation Committee in its sole discretion. This base amount was negotiated between the Compensation Committee and Mr. Jornayvaz when the agreement was entered into in May 2010.

        In February 2014, the Compensation Committee conducted its annual review of target annual equity awards for our other executives. The Compensation Committee did not make any changes to the target equity awards for 2014 as compared to 2013. As described above under the heading "Salary," in January 2014, the Compensation Committee approved temporary reductions in executive salaries as part of several cost-savings initiatives. Taking into account the recommendation of Mr. Honeyfield, the Compensation Committee used unadjusted 2014 salaries (in other words, the salaries in place before and after the temporary reductions) to determine target equity awards.

        Form of Awards and Vesting. The 2014 equity awards to executives consisted entirely of restricted stock. In 2013 and 2012, equity awards to executives consisted of a combination of restricted stock and performance stock units. In approving this change, the Compensation Committee considered the decreases to cash compensation caused by the temporary salary reductions described above.

        The restricted stock vests in three equal annual installments beginning on February 25, 2015, subject to the executive's continued employment with us. The restricted stock also vests in the event of death, disability, or a qualifying change in control. The three-year vesting schedule is designed to encourage executive retention and incentivize executives to act in our longer-term interests, while also providing some inherent value even if the value of our stock remains stable.

Additional Equity Award to Brian D. Frantz

        In September 2014, the Compensation Committee granted to Mr. Frantz a restricted stock award valued at $82,000 in connection with his new role as Interim Chief Financial Officer. Taking into account the recommendations of F.W. Cook and our Executive Vice President of Human Resources and Risk Management, the amount of the grant was set at the same value as Mr. Frantz's target annual equity award granted in February 2014. The restricted stock vests in three equal annual installments beginning on September 2, 2015, subject to Mr. Frantz's continued employment with us. The restricted stock also vests in the event of death, disability, or a qualifying change in control.

            2015 Proxy Statement

Employee Benefits

        Our employees, including executives, are eligible for various employee benefits, including medical and dental insurance, group life insurance, accidental death and disability insurance, health and dependent care flexible spending accounts, a 401(k) plan, and paid time off. We generally match 100% of an employee's 401(k) deferrals up to a specified percentage of compensation or as limited by law. In addition, executives are entitled to the payment or reimbursement of supplemental long-term disability insurance premiums. In some cases, we also provided an executive with a tax reimbursement relating to this benefit.

        These benefits are generally consistent with the benefits provided by other companies of our size and help us remain competitive in attracting and retaining our executive talent.

Perquisites

        We have adopted an aircraft use policy under which Messrs. Jornayvaz and Harvey, and other executives explicitly approved by Messrs. Jornayvaz or Harvey, are allowed personal use of aircrafts that we own or lease. We believe these benefits provide increased travel efficiencies, thereby allowing executives to use their time more productively and to focus more time on business-related activities.

        Our executives are eligible for a gym membership allowance and paid parking. These benefits are generally consistent with the benefits we provide to all Denver-based employees. Executives are also eligible for an allowance for regular physical examinations. We believe that these benefits are appropriate and help us retain and reward our executive talent. We also believe that it is in our best interests for our executives and other employees to be in good health.

Change-in-Control Benefits

        We have entered into change-in-control severance agreements with our executives and other key employees. These agreements are intended to meet the following objectives:

  •
  To reduce the distraction of the executives that would result from the personal uncertainties caused by a change in control

  •
  To encourage the executives' full attention and dedication to us during a change in control

  •
  To provide the executives with compensation and benefit arrangements upon a change in control that are competitive with those of similarly situated companies

  •
  To retain key talent

        We tailored these agreements to provide a mix of benefits that we believe support the objectives described above. The agreements provide that cash severance will be paid only if the executive has a qualifying employment termination event within 24 months after the change in control (within 6 months for Mr. Frantz). In addition, the agreements provide that unvested equity awards will vest immediately upon a change in control (upon a qualifying employment termination event for Mr. Frantz). You can find more information about these agreements below under the heading "Termination and Change-in-Control Payments."

2015 Executive Compensation Preview

2015 Compensation for Mr. Jornayvaz

        In August 2014, our Board appointed Mr. Jornayvaz as our President and Chief Executive Officer, in addition to his continuing role as Executive Chairman of our Board. At Mr. Jornayvaz's request, the Compensation Committee did not make any changes to his salary at that time.

            2015 Proxy Statement

        Taking into account market data collected by F. W. Cook, for 2015 the Compensation Committee has set Mr. Jornayvaz's potential targeted total compensation at $2,800,000, which represents the median compensation for chief executive officers at our peer companies. The Compensation Committee reinstated Mr. Jornayvaz's annual base salary of $100,000, as provided in his employment agreement. Mr. Jornayvaz requested, and the Compensation Committee approved, that the remainder of his targeted total compensation for 2015 be at risk and therefore granted in the form of performance stock units tied to the compound annual growth rate for our stock over one-, two-, and three-year periods following the grant date. The performance stock units vest on February 25, 2018, and will be settled in shares of our stock. The award provides for the following payouts based on our compound annual growth rate over the applicable performance periods:

Compound annual growth rate		Payout Percentage
20% or higher	(maximum)	200%
10%	(target)	100%
5%	(threshold)	50%
Lower than 5%		0

January 2015 Management Changes

        In January 2015, we announced that, as part of continuing changes to streamline our management structure and reduce our costs, Mr. Mansanti had transitioned from the role of Intrepid's Senior Vice President of Operations to Senior Vice President of Strategic Initiatives and Technical Services. In addition, we announced that Mr. Litt was leaving Intrepid to pursue other interests. Mr. Litt served as our Executive Vice President, General Counsel, and Secretary through January 5, 2015, and remained an employee providing transition services through March 6, 2015. In connection with his termination, we provided to Mr. Litt a severance payment of $108,333 (representing four months of his salary) and up to $5,000 in outplacement services. Mr. Litt was employed in his executive position for all of 2014 and therefore we provided to him a cash bonus for 2014 as described above under the heading "2014 Compensation Decisions—Annual Cash Bonus." In addition, his outstanding equity awards continued to vest through his termination date.

Equity Award Practices

        Our current practice is to grant equity awards to executives on an annual basis using a grant date that occurs in the first quarter of each year following the release of the prior year's earnings. We also periodically grant equity awards in connection with certain management events, such as the hiring or promotion of an executive or the achievement by an executive of extraordinary personal performance objectives. Each equity award granted to our executives since the beginning of 2014 has a grant date that was on or after the date on which the Compensation Committee approved the award. It is possible that the Compensation Committee may possess material nonpublic information when it approves awards. However, awards are granted only at certain times of the year or in connection with certain management events, and the Compensation Committee does not try to achieve more advantageous grant dates in connection with the timing of the release of material nonpublic information.

Accounting Impact and Tax Deductibility of Compensation

        The Compensation Committee periodically reviews projections of the estimated accounting and tax impacts of material elements of our executive compensation program. These factors alone rarely drive our compensation decisions, but rather they are considered along with other factors such as the cash and non-cash impact of the program and whether the program is consistent with our compensation objectives.

            2015 Proxy Statement

        Section 162(m) generally provides that a publicly held corporation may not deduct in any one taxable year compensation in excess of $1 million to its chief executive officer and three other most highly compensated named executive officers employed at the end of the year other than its chief financial officer, unless certain specific and detailed criteria are satisfied. Some awards granted under our Equity Incentive Plan and Short-Term Incentive Plan are designed to comply with Section 162(m) such that compensation paid pursuant to awards granted under the plans may be deductible by us, provided additional requirements are satisfied. While we consider deductibility as one factor in determining executive compensation, in some cases we may decide that it is not possible to satisfy all of the conditions of Section 162(m) for deductibility and still meet our compensation needs. In some circumstances, compensation that we pay may not satisfy all of the requirements for deductibility under Section 162(m). Accordingly, we may pay compensation in excess of the Section 162(m) limitation from time to time.

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

        The following table sets forth the total compensation earned for services rendered during the years shown by our principal executive officer, current and former principal financial officers, and three other most highly compensated executive officers as of December 31, 2014.

Name and Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Non-Equity Incentive Plan Compensation (f)	All Other Compensation (g)	Total (h)
Robert P. Jornayvaz III	2014	$54,808	—	$749,998	—	$19,189	$823,995
Executive Chairman of	2013	$100,000	—	$703,646	—	$28,820	$832,466
the Board, President, and Chief Executive Officer	2012	$100,000	$162,000	$749,079	$194,000	$42,186	$1,247,265
John G. Mansanti	2014	$293,908	$22,593	$367,998	$152,576	$23,981	$861,056
Senior Vice President of	2013	$318,461	—	$345,229	$79,040	$17,154	$759,884
Strategic Initiatives and Technical Services	2012	$289,808	$46,949	$570,211	$56,223	$14,269	$977,460
Kelvin G. Feist	2014	$270,946	$20,828	$265,490	$140,656	$17,000	$714,920
Senior Vice President	2013	$292,231	—	$249,079	$72,865	$7,758	$621,933
of Sales and Marketing	2012	$246,885	$38,839	$176,338	$46,511	$7,255	$515,828
Brian D. Frantz	2014	$196,642	$5,066	$163,981	$76,973	$16,109	$458,771
Interim Chief Financial Officer
David W. Honeyfield(1)	2014	$286,262	—	$743,742	—	$19,735	$1,049,739
Former President and	2013	$423,461	—	$697,790	$157,463	$22,521	$1,301,235
Chief Financial Officer	2012	$400,000	$97,200	$852,153	$116,400	$22,462	$1,488,215
Martin D. Litt(2)	2014	$298,500	$22,946	$324,995	$154,960	$22,105	$823,506
Former Executive Vice	2013	$324,385	—	$304,896	$80,275	$21,431	$730,987
President, General Counsel, and Secretary	2012	$312,404	$49,152	$590,885	$58,860	$21,497	$1,032,798

(1)
Mr. Honeyfield left Intrepid in August 2014. His 2014 stock award, and the unvested portions of his 2013 and 2012 stock awards, were forfeited in connection with his termination.

(2)
Mr. Litt left Intrepid in March 2015. The unvested portions of his 2014, 2013, and 2012 stock awards were forfeited in connection with his termination.

            2015 Proxy Statement

Bonus (Column d)

        The amounts in this column represent discretionary cash bonuses. Annual cash bonuses paid under our STIP are reported as Non-Equity Incentive Plan Compensation (column f).

Stock Awards (Column e)

        For 2014, the amounts in this column represent the grant date fair value of awards of restricted stock. For 2013 and 2012, the amounts in this column represent the grant date fair value of awards of restricted stock and performance stock units.

        We calculated the amounts in this column in accordance with financial statement reporting rules using the same assumptions used for financial statement reporting purposes. You can find information about these assumptions below under the heading "Grants of Plan-Based Awards in 2014" and in Note 10 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014.

Non-Equity Incentive Plan Compensation (Column f)

        The amounts in this column represent annual cash bonuses paid under our STIP. You can find more information about the 2014 amounts above under the heading "Compensation Discussion and Analysis." Discretionary cash bonuses are reported under the table heading "Bonus."

All Other Compensation (Column g)

        The following table describes each component of the 2014 amounts in this column:

Name	Perquisites And Other Personal Benefits(1)	Group Life Insurance Premiums(2)	Supplemental Long-Term Disability Premiums(3)	Company Contributions to 401(k) Plan(4)	Tax Reimbursements(5)	Total
Robert P. Jornayvaz III	$16,263	$843	—	$2,083	—	$19,189
John G. Mansanti	$1,908	$3,354	$5,672	$13,000	$47	$23,981
Kelvin G. Feist	$3,565	$1,141	$3,406	$8,888	—	$17,000
Brian D. Frantz	$4,051	$1,456	$1,383	$9,106	$113	$16,109
David W. Honeyfield	$2,515	$810	$2,046	$13,000	$1,364	$19,735
Martin D. Litt	$3,193	$1,794	$4,118	$13,000	—	$22,105

(1)
For Mr. Jornayvaz, the amount represents payments for office parking of $2,783, an executive physical of $3,979 and an aggregate incremental cost to us of $9,501 for his personal use of aircraft that we own or lease. The aggregate incremental cost to us for personal use of aircraft was determined by multiplying (a) the total variable costs incurred by us in operating the aircraft in 2014 by (b) a fraction, the numerator of which was the total number of miles allocated to Mr. Jornayvaz for personal use of the aircraft by him or his guests in 2014, including miles relating to any applicable deadhead or other positioning flights, and the denominator of which was the total number of miles flown in 2014. Variable costs include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees, and maintenance and repair costs. The aggregate incremental cost to us does not include fixed costs that would be incurred regardless of any personal use of the aircraft. Fixed costs may include, for example, aircraft purchase or lease costs, hangar lease costs, insurance premiums, flight crew compensation and benefits, and monthly fees paid to our aviation management company.

  For Mr. Mansanti, the amount represents payments for office parking and the value of service or participation awards. For Messrs. Feist, Honeyfield, and Litt, the amounts represent payments for office parking or mass transit and reimbursements for gym membership fees. For Mr. Frantz, the

            2015 Proxy Statement

  amount represents payments for office parking, reimbursements for gym membership fees, and the value of service or participation awards.

(2)
Amounts represent payments for group life insurance premiums for coverage in excess of $50,000.

(3)
Amounts represent payments or reimbursements for supplemental long-term disability insurance premiums.

(4)
Amounts represent matching contributions made by us under our 401(k) plan.

(5)
The amounts represent tax reimbursements relating to service or participation awards provided to the executives and, for Mr. Honeyfield, tax reimbursements relating to our reimbursement of supplemental long-term disability premiums that Mr. Honeyfield paid directly to the insurance provider.

Grants of Plan-Based Awards in 2014

        The following table provides information about plan-based awards granted to our executives in 2014:

						All Other Stock Awards: Number of Shares of Stock or Units (#) (g)
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards ($)
							Grant Date Fair Value of Stock Awards ($) (h)
		Compensation Committee Approval Date (c)
Name and Award Type (a)	Grant Date (b)		Threshold (d)	Target (e)	Maximum (f)
Robert P. Jornayvaz III
Restricted Stock	2/25/14	2/10/14	—	—	—	51,903	$749,998
John G. Mansanti
Short-Term Incentive Plan	—	—	—	$128,000	$256,000	—	—
Restricted Stock	2/25/14	2/10/14	—	—	—	25,467	$367,998
Kelvin G. Feist
Short-Term Incentive Plan	—	—	—	$118,000	$236,000	—	—
Restricted Stock	2/25/14	2/10/14	—	—	—	18,373	$265,490
Brian D. Frantz
Short-Term Incentive Plan	—	—	—	$64,575	$129,150	—	—
Restricted Stock	2/25/14	2/10/14	—	—	—	5,674	$81,989
Restricted Stock	9/2/14	9/2/14	—	—	—	5,345	$81,992
David W. Honeyfield
Short-Term Incentive Plan(1)	—	—	—	$255,000	$510,000	—	—
Restricted Stock(1)	2/25/14	2/10/14	—	—	—	51,470	$743,742
Martin D. Litt
Short-Term Incentive Plan	—	—	—	$130,000	$260,000	—	—
Restricted Stock(2)	2/25/14	2/10/14	—	—	—	22,491	$324,995

(1)
This award was forfeited in connection with Mr. Honeyfield's termination in August 2014.

(2)
The unvested portion of this award was forfeited in connection with Mr. Litt's termination in March 2015.

Estimated Possible Payouts under Non-Equity Incentive Plan Awards (Columns d, e, and f)

        The amounts in these columns represent the estimated possible payouts for awards under our STIP. Payout could have been zero if specified performance goals were not met. The actual payout that we provided to each executive under STIP awards is reported above under the heading "2014 Summary Compensation Table" in the column entitled "Non-Equity Incentive Plan Compensation." In early 2014, Mr. Jornayvaz requested that the Compensation Committee reduce his 2014 target bonus under our Short-Term Incentive Plan to zero. The Compensation Committee approved the reduction.

            2015 Proxy Statement

All Other Stock Awards (Column g)

        The amounts in this column represent shares of restricted stock granted under our Equity Incentive Plan. The shares vest in three equal annual installments beginning one year after the grant date, subject to the executive's continued employment with us on the applicable vesting dates. Under the change-in-control severance agreements that we have entered into with our executives, the shares also vest in full upon a qualifying change in control of Intrepid (and, for Mr. Frantz, a qualifying employment termination event). You can find more information about these agreements below under the heading "Termination and Change-in-Control Payments." In addition, the shares vest in the event of death or disability. The Compensation Committee may provide for the accelerated vesting of any shares of restricted stock in its discretion at any time. Prior to vesting, the shares may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Except as described above, upon an executive's termination of service for any reason, any unvested shares of restricted shares held by the executive will be immediately forfeited.

        Holders of restricted stock generally have all of the same voting, regular dividend, and other rights as holders of our common stock. With respect to any dividends to which holders are entitled under their award agreements, the dividend payment or distribution will be withheld and accrued by us and will be subject to the same vesting schedule as is applicable to the restricted stock and will be forfeited if the underlying restricted stock is forfeited.

Grant Date Fair Value of Stock Awards (Column h)

        The amounts in this column represent the grant date fair value of restricted stock awards as calculated for financial statement reporting purposes. We estimated each award's grant date fair value using the closing market price of our common stock on the grant date.

            2015 Proxy Statement

Outstanding Equity Awards at the End of 2014

        The following table provides information regarding outstanding restricted stock, performance stock units, and stock options held by each of our executives as of December 31, 2014.

			OPTION AWARDS			STOCK AWARDS
Name	Grant Date		Number of Securities Underlying Unexercised Options (Exercisable)	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(2)
Robert P. Jornayvaz III	2/23/2011	(3)	12,761	$35.69	2/23/2021	—		—
	2/4/2010	(3)	4,448	$25.47	2/4/2020	—		—
	2/25/2009	(3)	42,964	$20.80	2/25/2019	—		—
	2/25/2014	(4)	—	—	—	51,903	(5)	$720,414
	2/25/2013	(6)	—	—	—	3,395	(7)	$47,123
	2/25/2013	(6)	—	—	—	17,307	(5)	$240,221
	3/5/2012	(8)	—	—	—	1,055	(9)	$14,643
	3/5/2012	(8)	—	—	—	6,901	(5)	$95,786
John G. Mansanti	2/23/2011	(3)	4,734	$35.69	2/23/2021	—		—
	2/4/2010	(3)	6,761	$25.47	2/4/2020	—		—
	2/25/2014	(4)	—	—	—	25,467	(5)	$353,482
	2/25/2013	(6)	—	—	—	1,665	(7)	$23,110
	2/25/2013	(6)	—	—	—	8,492	(5)	$117,869
	3/5/2012	(8)	—	—	—	415	(9)	$5,760
	3/5/2012	(8)	—	—	—	2,715	(5)	$37,684
Kelvin G. Feist	2/23/2011	(3)	3,751	$35.69	2/23/2021	—		—
	2/25/2014	(4)	—	—	—	18,373	(5)	$255,017
	2/25/2013	(6)	—	—	—	1,202	(7)	$16,684
	2/25/2013	(6)	—	—	—	6,127	(5)	$85,043
	3/5/2012	(8)	—	—	—	246	(9)	$3,414
	3/5/2012	(8)	—	—	—	1,610	(5)	$22,347
Brian D. Frantz	2/23/2011	(3)	1,339	$35.69	2/23/2021	—		—
	9/2/2014	(10)	—	—	—	5,345	(5)	$74,189
	2/25/2014	(4)	—	—	—	5,674	(5)	$78,755
	2/25/2013	(6)	—	—	—	2,838	(5)	$39,391
	2/22/2012	(8)	—	—	—	1,005	(5)	$13,949
David W. Honeyfield	2/23/2011	(3)	17,355	$35.69	8/29/2015	—		—
	2/4/2010	(3)	15,124	$25.47	8/29/2015	—		—
	2/25/2009	(3)	14,689	$20.80	8/29/2015	—		—
Martin D. Litt	2/23/2011	(3)	5,359	$35.69	3/6/2016	—		—
	2/4/2010	(3)	11,387	$25.47	3/6/2016	—		—
	2/25/2009	(3)	5,484	$20.80	3/6/2016	—		—
	2/25/2014	(4)	—	—	—	22,491	(5)	$312,175
	2/25/2013	(6)	—	—	—	1,471	(7)	$20,417
	2/25/2013	(6)	—	—	—	7,500	(5)	$104,100
	3/5/2012	(8)	—	—	—	443	(9)	$6,149
	3/5/2012	(8)	—	—	—	2,899	(5)	$40,238

(1)
Represents the per share amount that the executive would pay upon the exercise of the option.

(2)
Market value is based on the closing market price of our common stock on December 31, 2014 ($13.88).

            2015 Proxy Statement

(3)
Award was fully vested as of December 31, 2014.

(4)
Award vests in three equal annual installments beginning on February 25, 2015, subject to continued employment.

(5)
Represents shares of restricted stock.

(6)
Award vests in three equal annual installments beginning on February 25, 2014, subject to continued employment.

(7)
Represents shares of common stock that will be paid out upon the vesting of awards of performance stock units—production granted in 2013. In January 2014, the Compensation Committee certified a payout percentage of 78.5% under the awards (representing the number of shares shown above).

(8)
Award vests in three equal annual installments beginning on February 25, 2013, subject to continued employment.

(9)
Represents shares of common stock that will be paid out upon the vesting of awards of performance stock units—production that were granted in 2012. In January 2013, the Compensation Committee certified a payout percentage of 61.2% under the awards (representing the number of shares shown above).

(10)
Award vests in three equal annual installments beginning on September 2, 2015, subject to continued employment.

Option Exercises and Stock Vested in 2014

        The following table provides information about restricted stock and performance stock units that vested in 2014 for each of our executives. None of our executives exercised stock options in 2014.

	STOCK AWARDS
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Robert P. Jornayvaz III	20,641	$298,262
John G. Mansanti	13,367	$191,349
Kelvin G. Feist	6,206	$89,677
Brian D. Frantz	2,668	$38,553
David W. Honeyfield	20,866	$301,514
Martin D. Litt	13,102	$187,520

(1)
The amounts shown in the table represent the total number of shares that vested. Under the terms of the awards, unless the executive delivered cash to us to cover the payment of taxes due upon the vesting, we withheld some of the acquired shares to cover these taxes, as described below.

Name	Number of Shares Withheld from Acquired Shares to Cover Taxes
Robert P. Jornayvaz III	—
John G. Mansanti	4,231
Kelvin G. Feist	1,944
Brian D. Frantz	997
David W. Honeyfield	6,676
Martin D. Litt	4,146
(2)
Value was calculated by multiplying the number of shares that vested by the closing market price of our common stock on the vesting date.

            2015 Proxy Statement

Pension Benefits for 2014

        None of our executives participates in, or has any accrued benefits under, any qualified or non-qualified defined benefit plans sponsored by us. We do not currently intend to provide pension benefits to our executives, although we may decide to do so in the future if we determine that it would be in our best interests.

Non-Qualified Deferred Compensation for 2014

        None of our executives participates in, or has any account balances in, non-qualified defined contribution plans or other deferred compensation plans maintained by us. We do not currently intend to provide deferred compensation benefits to our executives, although we may decide to do so in the future if we determine that it would be in our best interests.

Employment Agreement with Robert P. Jornayvaz III

        We have entered into an employment agreement with Mr. Jornayvaz. In February 2013, the Compensation Committee approved an amendment to the agreement to extend its term for three years until April 18, 2016.

        Under the agreement, Mr. Jornayvaz is entitled to an annual salary of $100,000, subject to annual review by the Compensation Committee. The agreement also provides that the general intent is for Mr. Jornayvaz to receive a target annual bonus of $500,000 and an annual equity award with a target grate date fair value of $750,000; provided that his actual target bonus and equity award for any year will be determined by the Compensation Committee in its sole discretion. You can find more information about Mr. Jornayvaz's current compensation above under the heading "Compensation Discussion and Analysis—2015 Executive Compensation Preview." Mr. Jornayvaz is entitled to personal use of aircraft that we own or lease to the extent that it does not interfere with our use of the aircraft for business purposes, and the right to use the aircraft under a time-sharing arrangement pursuant to which he reimburses us the cost of the use up to the limits allowed by Federal Aviation Administration regulations. Mr. Jornayvaz also is entitled to all other benefits offered generally to our senior management.

        If Mr. Jornayvaz's employment is terminated for any reason, he would be entitled to the following benefits:

  •
  Payment of any salary, bonus, or other compensation earned but not yet paid to him through the date of termination

  •
  Rights to continued healthcare coverage as required by law

  •
  Payment of any amounts due as of the date of termination under any equity-based, welfare, or retirement plan or of any other amounts or benefits under these plans that, by their specific terms, extend beyond the date of termination

  •
  Rights with respect to D&O insurance

  •
  Rights under any separate change-in-control severance agreement or other relevant agreement between us and him

        He would not be entitled to severance, except as provided under his change-in-control severance agreement, which is described below under the heading "Termination and Change-in-Control Payments."

        Mr. Jornayvaz has agreed that during the term of his employment and for a period of 24 months after termination, he will not solicit our employees or compete with us in the potash business and any other business in which we are engaged during the term or at his termination date.

            2015 Proxy Statement

Termination and Change-in-Control Payments

        This section describes and quantifies potential payments that may be made to each of our executives at, following, or in connection with the termination of his employment or as a result of a change in control of Intrepid. We did not make any changes in 2014 to the potential termination and change-in-control payments described in this section.

Employment Agreement

        We have entered into an employment agreement with Mr. Jornayvaz that provides for certain benefits upon a termination of his employment. You can find more information about this agreement above under the heading "Employment Agreement with Robert P. Jornayvaz III."

Change-in-Control Severance Agreements

        We have entered into change-in-control severance agreements with all of our executives. These agreements do not include any excise tax gross-up provisions.

        Under these agreements, executives are entitled to the benefits described below.

Change in Control

        Executives other than Mr. Frantz are entitled to full vesting on all outstanding equity awards upon a qualifying change in control. Mr. Frantz is entitled to full vesting on all outstanding equity awards upon a qualifying employment termination event within six months following a change in control.

Qualifying Termination Following a Change in Control

        If an executive's employment is terminated by us without "Cause" or by him for "Good Reason" within 24 months of a change in control (within six months in the case of Mr. Frantz), the executive would be entitled to the following additional termination benefits:

  •
  A lump sum cash payment equal to (a) two times the executive's salary, plus (b) two times the average of the actual annual bonus paid to him for the two preceding fiscal years (one times salary and bonus in the cash of Mr. Frantz)

  •
  If the executive has not been employed through two full bonus cycles, the bonus portion of the calculation uses the average of the actual bonus paid for the most recently completed cycle and the current year target bonus

  •
  If the executive has not been employed through one bonus cycle, the bonus portion of the calculation is based on the current year's target bonus amount

  •
  A lump sum cash payment equal to the current year's target annual bonus/short-term incentive, pro-rated for the length of time the executive was employed during the year prior to termination

  •
  Continuation of standard health and welfare benefits for up to two years (one year for Mr. Frantz)

  •
  Individual outplacement services up to a maximum of $5,000

        The executive is not entitled to these benefits upon termination of employment for any other reason following a change in control, including a termination for "Cause," or as a result of death or disability.

        To receive the benefits described above, the executive is bound by non-solicitation provisions that prohibit the executive from hiring our employees or soliciting our business relations for a period of one year following the date of termination.

            2015 Proxy Statement

        A "change in control" occurs if any one of the following events occurs:

  •
  Any individual, entity, or group (other than Messrs. Jornayvaz, Harvey, or Martin or their affiliates) becomes the beneficial owner of more than 30% of our voting securities.

  •
  The directors on our Board on the date on which the agreement was entered into, or directors nominated by those directors, cease to constitute at least two-thirds of the Board.

  •
  There is a merger, consolidation or other direct or indirect sale of Intrepid or its assets that will result in the voting securities of the successor entity being owned 30% or less by our voting security holders prior to the transaction.

  •
  Our stockholders approve a complete plan of liquidation or dissolution.

        "Cause" means any (a) conviction of (or pleading nolo contendere to) a felony; (b) engaging in theft, fraud, embezzlement, or willful misappropriation of our property; (c) violation of any of our policies or practices regarding discrimination or harassment that would be grounds for termination of one of our employees in general; or (d) willful failure to perform substantially the executive's material duties that is not cured within 30 days.

        "Good Reason" means (a) a reduction in the executive's salary or annual bonus opportunity; (b) a material diminution in the executive's responsibility or authority; (c) a change of more than 30 miles in the location at which the executive primarily performs his services; or (d) any material failure by us to comply with any material term of the executive's change-in-control severance agreement. The executive is required to notify us of any of these events or conditions within 90 days.

Post-Employment or Change-in-Control Payments

        The tables below describe generally and quantify the post-employment and change-in-control payments to which our executives would be entitled upon the occurrence of the specified trigger events. For Mr. Jornayvaz, these benefits are provided under his employment agreement, his change-in-control severance agreement, and his equity award agreements. For our other executives, these benefits are provided under their change-in-control severance agreements and equity award agreements. All calculations assume that the termination of employment occurred on December 31, 2014.

  Robert P. Jornayvaz III

Type of Compensation	Termination Unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$456,000
Prorated Bonus for Year of Termination	—	—	—
Accelerated Vesting of Restricted Stock(1)	—	$1,056,421	$1,056,421
Accelerated Vesting of Performance Stock Units(1)	—	$168,004	$168,004
Other Benefits—Health & Welfare(2)	—	—	$51,590
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$1,224,425	$1,737,015

            2015 Proxy Statement

  John G. Mansanti

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$822,212
Prorated Bonus for Year of Termination	—	—	$128,000
Accelerated Vesting of Restricted Stock(1)	—	$509,035	$509,035
Accelerated Vesting of Performance Stock Units(1)	—	$77,784	$77,784
Other Benefits—Health & Welfare(2)	—	—	$36,117
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$586,819	$1,578,148

  Kelvin G. Feist

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$748,215
Prorated Bonus for Year of Termination	—	—	$118,000
Accelerated Vesting of Restricted Stock(1)	—	$362,407	$362,407
Accelerated Vesting of Performance Stock Units(1)	—	$53,716	$53,716
Other Benefits—Health & Welfare(2)	—	—	$51,590
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$416,123	$1,338,928

  Brian D. Frantz

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$246,569
Prorated Bonus for Year of Termination	—	—	$64,575
Accelerated Vesting of Restricted Stock(1)	—	—	$206,285
Other Benefits—Health & Welfare(2)	—	—	$25,795
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	—	$548,224

            2015 Proxy Statement

  Martin D. Litt(3)

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$838,287
Prorated Bonus for Year of Termination	—	—	$130,000
Accelerated Vesting of Restricted Stock(1)	—	$456,513	$456,513
Accelerated Vesting of Performance Stock Units(1)	—	$72,176	$72,176
Other Benefits—Health & Welfare(2)	—	—	$51,590
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$528,689	$1,553,566

(1)
Amount is calculated by multiplying the number of shares of restricted stock or unvested performance stock units, as applicable, held on December 31, 2014, by the closing market price of our common stock on that date ($13.88).

(2)
Health and welfare benefits continue until the earlier of two years (one year for Mr. Frantz) from the date of termination or when the executive obtains coverage under another employer's medical plan. Values are based on the average actual per-employee cost to us of providing these benefits.

(3)
In accordance with SEC rules, this table shows the post-termination and change-in-control payments to which Mr. Litt would have been entitled assuming a termination of employment on December 31, 2014, under then-existing compensation arrangements. On January 8, 2015, we announced that Mr. Litt would be leaving Intrepid to pursue other interests. The post-termination benefits that we provided to Mr. Litt in connection with his termination of employment are described above under the heading "Compensation Discussion and Analysis—2015 Executive Compensation Preview."

        Mr. Honeyfield resigned from Intrepid in August 2014. He did not receive any termination or post-termination payments in connection with his resignation.

Benefits on Death or Disability

        Our salaried employees, including executives, are eligible for group life, accidental death, and disability insurance benefits upon a termination of employment due to death or disability. In addition, executives and other senior employees who hold equity awards are entitled to partial or full accelerated vesting on their unvested equity awards and all vested stock options remain exercisable for 12 months following the termination of employment due to death or disability. Assuming a termination of employment due to death or disability on December 31, 2014, the value of this accelerated vesting for each of our executives would have been as follows:

Name	Accelerated Vesting of Equity Awards
Robert P. Jornayvaz III	$1,151,443
John G. Mansanti	$532,159
Kelvin G. Feist	$379,104
Brian D. Frantz	$199,303
Martin D. Litt	$476,931

            2015 Proxy Statement

        Mr. Jornayvaz is eligible for long-term care insurance benefits upon a termination of employment due to disability. We estimate that Mr. Jornayvaz would be entitled to up to approximately $3,000 per month in long-term care insurance benefits for the duration of the disability. Executives other than Mr. Jornayvaz are eligible for supplemental disability and long-term care insurance benefits upon a termination of employment due to disability. We estimate that these executives would be entitled to up to approximately $18,000 to $25,000 per month in supplemental disability and long-term care insurance benefits for the duration of the disability.

RISKS ARISING FROM COMPENSATION POLICIES AND PRACTICES

        The Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies and practices. We performed, and the Compensation Committee reviewed, an assessment to determine whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on us. We reviewed material elements of both executive and non-executive employee compensation. We concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

        We believe that we have created a balanced and diverse compensation program that does not encourage excessive or unnecessary risk taking. Below is a summary of some of the more significant risk-mitigating factors that apply to our compensation programs:

  •
  Total compensation is balanced among various elements including, depending on the individual, fixed components like salary and benefits, annual bonuses that reward corporate performance, and equity awards with an emphasis toward rewarding long-term performance.

  •
  Annual bonuses are based on a mix of performance metrics that are closely aligned with our strategic business goals.

  •
  We have the discretion to reduce annual bonus payments, or pay no bonus, based on individual performance or any other factors we may determine to be appropriate in the circumstances.

  •
  Annual bonuses were capped at 200% of target for 2014.

  •
  We maintain internal controls and auditing procedures around most financial and operating information used to evaluate corporate performance for purposes of annual bonuses.

  •
  We periodically benchmark our programs to ensure that they are consistent with industry and general public company practices.

  •
  Executives are subject to stock ownership guidelines that are designed to promote a long-term perspective in managing the business and to help align the interests of executives with those of stockholders.

            2015 Proxy Statement

 DIRECTOR COMPENSATION

Director Compensation Table

        The table below sets forth the compensation paid to or earned by our directors, other than Mr. Jornayvaz, whose compensation is reported above under the heading "Executive Compensation—2014 Summary Compensation Table." For Mr. Harvey, the amounts reported in the table below represent compensation paid to or earned by him for his employment as our Executive Vice Chairman of the Board. We do not provide any additional compensation to Messrs. Jornayvaz and Harvey for their service on the Board. For all other directors, the amounts reported in the table below represent compensation paid to or earned by them in accordance with our non-employee director compensation policy, which is described below the table.

Name	Fees Earned or Paid in Cash		Stock Awards(1)	All Other Compensation	Total
Hugh E. Harvey, Jr.(2)	—		$749,998	$68,122	$818,120
Terry Considine	—	(3)	$84,999	—	$84,999
Chris A. Elliott	—	(3)	$84,999	—	$84,999
J. Landis Martin	—	(3)	$84,999	—	$84,999
Barth E. Whitham	—	(3)	$84,999	—	$84,999

(1)
For Mr. Harvey, the amount in this column represents the grant date fair value of his annual restricted stock award granted on February 25, 2014. For each of Messrs. Considine, Elliott, Martin, and Whitham, the amount in this column represents the grant date fair value of his annual common stock award on May 28, 2014. We calculated the amounts in this column in accordance with financial statement reporting rules, using the same assumptions as we used for financial statement reporting purposes. For awards of common stock and restricted stock, the grant date fair value equals the number of shares granted multiplied by the closing market price of our common stock on the grant date.

  Mr. Harvey held a total of 76,111 shares of restricted stock and 60,173 vested options on December 31, 2014. He also held unvested performance stock units representing 4,450 shares of common stock on December 31, 2014.

  None of Messrs. Considine, Elliott, Martin, and Whitham held any shares of restricted stock, performance stock units, or options on December 31, 2014.

(2)
As noted above, the amounts reported in the table for Mr. Harvey represent compensation paid to or earned by him for his employment as our Executive Vice Chairman of the Board. You can find additional details about Mr. Harvey's compensation below under the heading "Hugh E. Harvey, Jr.'s Employee Compensation."

(3)
In light of cost-savings initiatives announced by us in January 2014, non-employee directors requested, and the Board approved, a reduction in their cash compensation to zero for 2014.

            2015 Proxy Statement

Non-Employee Director Compensation Policy

        The Governance Committee periodically reviews director compensation and, if appropriate, recommends any changes to the Board for its approval. Recommendations are typically based on a review of median compensation for non-employee directors of companies of comparable size to us based on general industry data collected by F. W. Cook.

        Under our current director compensation program, our non-employee directors are entitled to the following compensation:

Annual cash retainer	$65,000	*
Annual grant of common stock	$85,000
Additional annual cash retainer to each committee chairperson:
Audit Committee	$15,000	*
Compensation Committee	$10,000	*
Governance Committee	$7,500	*
Additional annual cash retainer to each committee member:
Audit Committee	$10,000	*
Compensation Committee	$10,000	*
Governance Committee	$5,000	*

*
Reduced to zero for 2014

        Cash retainers are paid in quarterly installments. The annual stock grant is made at the first Board meeting after the annual meeting.

Hugh E. Harvey, Jr.'s Employee Compensation

Stock Awards

        Mr. Harvey's current employment agreement provides that his annual equity award is generally intended to have a grant date fair value of $750,000; provided that his actual equity award for any year will be determined by the Compensation Committee in its sole discretion. For 2014, Mr. Harvey's equity award was granted entirely in the form of restricted stock that vests over three years. The award has generally the same terms as the awards granted to our executives, which are described above under the heading "Compensation Discussion and Analysis."

Non-Equity Incentive Plan Compensation

        Mr. Harvey's current employment agreement provides that his target annual bonus is generally intended to be $500,000; provided that his actual target bonus for any year will be determined by the Compensation Committee in its sole discretion. In early 2014, Mr. Harvey requested that the Compensation Committee reduce his 2014 target bonus to zero. The Compensation Committee approved the reduction. You can find more information about our Short-Term Incentive Plan above under the heading "Compensation Discussion and Analysis."

All Other Compensation

        As described above under the heading "Compensation Discussion and Analysis," in January 2014, we announced that we had implemented a number of cost-savings initiatives to better align our cost structure with the current business environment. As part of these initiatives, our executives and certain other key employees including Mr. Harvey proposed, and the Compensation Committee approved, reductions in their

            2015 Proxy Statement

compensation for 2014. Mr. Harvey's salary was reduced by 50% as compared to 2013 (from $100,000 to $50,000) and his target annual bonus for 2014 was reduced to zero.

        The following table provides details about other compensation paid to or earned by Mr. Harvey for 2014 in connection with his employment with us.

Name	Salary for Employee Position as our Executive Vice Chairman(1)	Perquisites and Other Personal Benefits(2)	Group Life Insurance Premiums(3)	Company Contributions to 401(k) Plan(4)	Total
Hugh E. Harvey, Jr.	$54,808	$9,279	$1,295	$2,740	$68,122

(1)
Mr. Harvey's current employment agreement sets his salary at $100,000, subject to annual review by the Compensation Committee. As noted above, effective February 1, 2014, Mr. Harvey's salary was temporarily reduced to $50,000.

(2)
Amount represents payments of $1,000 relating to office parking, reimbursement of $300 for wellness event fees, and the aggregate incremental cost to us of $7,979 for his personal use of aircraft that we own or lease. The calculation of aggregate incremental cost to us for personal use of aircraft is described in the notes to the Summary Compensation Table above.

(3)
Amount represents group life insurance premiums for coverage in excess of $50,000.

(4)
Amount represents matching contributions made by us under our 401(k) plan.

Employment and Change-in-Control Severance Agreements

        On May 18, 2010, we entered into our most recent employment agreement with Mr. Harvey in connection with his employment as our Executive Vice Chairman of the Board. The original term of the agreement was for 18 months, and the term automatically extends by 12 months on the last day of the initial 18-month term and on each anniversary of that date thereafter, unless one party provides written notice of non-renewal to the other party at least 90 days prior to the effective date of an automatic extension. The other terms of this agreement are substantially similar to the terms of our employment agreement with Mr. Jornayvaz, which is described above under the heading "Employment Agreement with Robert P. Jornayvaz III." We also have entered into a change-in-control severance agreement with Mr. Harvey, pursuant to which he is entitled to severance benefits in connection with the change in control of Intrepid. The terms of this agreement are substantially similar to the terms of our change-in-control severance agreement with Mr. Jornayvaz, which is described above under the heading "Termination and Change-in-Control Payments."

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 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2014, regarding our equity compensation plan:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted- average exercise price of outstanding options, warrants, and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	341,897	(1)	$26.19	(2)	3,499,717	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	341,897		$26.19		3,499,717

(1)
Includes (a) 326,375 shares issuable upon the exercise of outstanding nonqualified stock options issued under our Equity Incentive Plan and (b) 15,522 shares potentially issuable upon the vesting of performance stock units issued under our Equity Incentive Plan.

(2)
Represents the weighted-average exercise price of outstanding options. Performance stock units do not have an exercise price and therefore are not taken into account in the calculation of weighted-average exercise price.

(3)
Represents shares available for future issuance under our Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of our common stock as of March 15, 2015 (except where another date is indicated), by the following persons:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our board of directors and each of our executives and former executives who is named in the Summary Compensation Table above; and

  •
  all members of our board of directors and our current executive officers as a group.

        The table is based on information that we received from the nominees, other directors, and current and former executive officers and information disclosed in filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable as of March 15, 2015, or will be exercisable within 60 days of that date, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the total and percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        None of our directors or executive officers has pledged as security any of the shares that they beneficially own. Unless otherwise noted, each of the stockholders listed below has sole voting and investment power (or under marital property laws, shares these powers with his spouse) with respect to

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the shares shown in the table below. Unless otherwise noted, the business address of each stockholder is c/o Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202.

Name of Beneficial Owner	Total Shares Beneficially Owned		Percent of Shares Outstanding Beneficially Owned(1)
Stockholders Owning More Than 5%
Robert P. Jornayvaz III, Executive Chairman of the Board, President, and Chief Executive Officer	10,788,598	(2)	14.2%
Hugh E. Harvey, Jr., Executive Vice Chairman of the Board	8,733,376	(3)	11.5%
Capital World Investors	5,640,352	(4)	7.4%
Heartland Advisors, Inc.	5,580,483	(5)	7.3%
Piper Jaffray Companies	5,420,445	(6)	7.1%
SouthernSun Asset Management	5,237,359	(7)	6.9%
BlackRock, Inc.	4,855,427	(8)	6.4%
FMR LLC	4,183,767	(9)	5.5%
Current Directors and Executives (in addition to Messrs. Jornayvaz and Harvey, whose information is presented above)
Terry Considine, Director	71,179	(10)	< 1%
Chris A. Elliott, Director	18,304		< 1%
J. Landis Martin, Director	93,415	(11)	< 1%
Barth E. Whitham, Director	30,279		< 1%
John G. Mansanti, Senior Vice President of Strategic Transactions and Technical Services	82,214	(12)	< 1%
Kelvin G. Feist, Senior Vice President of Sales and Marketing	45,357	(13)	< 1%
Brian D. Frantz, Interim Chief Financial Officer	23,829	(14)	< 1%
Current directors and executive officers as a group (11 persons including the 9 named above)	19,986,223		26.2%
Former Executives
David W. Honeyfield, Former President and Chief Financial Officer	97,474	(15)	< 1%
Martin D. Litt, Former Executive Vice President, General Counsel, and Secretary	48,572	(16)	< 1%

(1)
The percentage ownership for each stockholder on March 15, 2015, was calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) the number of shares of our common stock outstanding on March 15, 2015 (76,154,149), plus any shares the stockholder has the right to acquire as of March 15, 2015, or within 60 days of that date, through the exercise of stock options.

(2)
Includes (a) 10,609,949 shares held by Intrepid Production Corporation that are or may be deemed to be beneficially owned by Robert P. Jornayvaz III as a result of his position as the sole stockholder, sole director and President of Intrepid Production Corporation, (b) 75,220 unrestricted shares held directly by Mr. Jornayvaz, (c) 43,256 shares of restricted stock, and (d) 60,173 shares subject to stock options that are exercisable as of March 15, 2015, or within 60 days of that date.

(3)
Includes (a) 8,518,051 shares held by Harvey Operating and Production Company that are or may be deemed to be beneficially owned by Hugh E. Harvey, Jr. as a result of his position as the sole stockholder, sole director and President of Harvey Operating and Production Company, (b) 59,375 unrestricted shares held directly by Mr. Harvey, (c) 95,777 shares of restricted stock, and (d) 60,173 shares subject to stock options that are exercisable as of March 15, 2015, or within 60 days of that date.

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(4)
This information is based on a Schedule 13G filed with the SEC by Capital World Investors (or Capital), a division of Capital Research & Management Company on February 13, 2015, with respect to holdings as of December 31, 2014. Capital reported sole voting and dispositive power with respect to all of the shares. The principal business office of Capital is 333 South Hope Street, Los Angeles, CA 90071.

(5)
This information is based on an Amendment No. 1 to Schedule 13G filed with the SEC by Heartland Advisors, Inc. (or Heartland), on behalf of itself and William J. Nasgovitz, on February 13, 2015, with respect to holdings as of December 31, 2014. Heartland and Mr. Nasgovitz reported shared voting and dispositive power with respect to all of the shares. Mr. Nasgovitz disclaims beneficial ownership of the shares. The principal business office of Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, WI 53202.

(6)
This information is based on an Amendment No. 2 to Schedule 13G filed with the SEC by Piper Jaffray Companies on February 17, 2015, with respect to holdings as of December 31, 2014. Piper Jaffray Companies reported sole voting and dispositive power with respect to the shares. Advisory Research, Inc. (or ARI), a wholly owned subsidiary of Piper Jaffray Companies and a registered investment adviser, is the beneficial owner of the shares as a result of acting as investment adviser to various clients. Piper Jaffray Companies may be deemed to be the beneficial owner of the shares through control of ARI. Piper Jaffray Companies disclaims beneficial ownership of the shares. The principal business office of Piper Jaffray Companies is 800 Nicollet Mall Suite 800, Minneapolis, MN 55402.

(7)
This information is based on a Schedule 13G filed with the SEC by SouthernSun Asset Management LLC (or SouthernSun) on February 13, 2015, with respect to holdings as of December 31, 2014. SouthernSun reported sole voting power with respect to 5,116,139 of the shares and sole dispositive power with respect to all of the shares. The principal business office of SouthernSun is 6070 Poplar Avenue, Suite 300, Memphis, TN 38119.

(8)
This information is based on an Amendment No. 1 to Schedule 13G filed with the SEC by BlackRock, Inc., on behalf of itself and several of its subsidiaries, on January 30, 2015, with respect to holdings as of December 31, 2014. BlackRock reported sole voting power with respect to 4,716,797 of the shares and sole dispositive power with respect to all of the shares. The principal business office of BlackRock is 55 East 52nd Street, New York, NY 10022.

(9)
This information is based on an Amendment No. 1 to Schedule 13G filed with the SEC by FMR LLC (or FMR) on behalf of itself, certain of its subsidiaries and affiliates, and other companies on February 13, 2015, with respect to holdings as of December 31, 2014. The schedule contains the following information regarding beneficial ownership of the shares: (a) FMR has sole voting power with respect to 116,847 shares and sole dispositive power with respect to all of the shares; (b) Edward C. Johnson III and Abigail P. Johnson each has sole dispositive power with respect to all of the shares; (c) members of the Edward C. Johnson III family, including Abigail P. Johnson, are the predominant owners of shares of FMR representing 49% of the voting power of FMR and have entered into a shareholders' voting agreement with certain other shareholders of FMR; as a result, members of the Edward C. Johnson III family may be deemed to form a controlling group with respect to FMR; and (d) none of FMR, Edward C. Johnson III, or Abigail P. Johnson has sole voting or dispositive power of shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company (a wholly owned subsidiary of FMR), which power resides with the funds' boards of trustees. The principal business office of FMR is 245 Summer Street, Boston, MA 02210.

(10)
Represents (a) 22,779 shares held directly by Mr. Considine, (b) 4,840 and 38,720 shares indirectly owned through CIC Retirement Plan and Carbondale Corporation Retirement Plan, respectively, each of which is a qualified retirement plan, which shares were acquired as the result of a pro rata distribution

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  of stock by Potash Acquisition, LLC on November 11, 2008, and (c) 4,840 shares held by the Considine Family Foundation. Mr. Considine has shared voting and dispositive power over the shares held by the Carbondale Corporation Retirement Plan and the Considine Family Foundation. Mr. Considine disclaims beneficial ownership of the shares held by the Considine Family Foundation.

(11)
Represents (a) 9,706 shares held directly by Mr. Martin and (b) 83,709 shares held by Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children are the sole members, of Martin Enterprises LLC.

(12)
Represents (a) 40,742 unrestricted shares, (b) 29,977 shares of restricted stock, and (c) 11,495 shares subject to stock options that are exercisable as of March 15, 2015, or within 60 days of that date.

(13)
Represents (a) 7,701 unrestricted shares, (b) 33,905 shares of restricted stock, and (c) 3,751 shares subject to stock options that are exercisable as of March 15, 2015, or within 60 days of that date.

(14)
Represents (a) 6,201 unrestricted shares, (b) 16,289 shares of restricted stock, and (c) 1,339 shares subject to stock options that are exercisable as of March 15, 2015, or within 60 days of that date.

(15)
Represents (a) 50,306 unrestricted shares and (b) 47,168 shares subject to stock options that are exercisable as of March 15, 2015, or within 60 days of that date. The mailing address of Mr. Honeyfield is c/o Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202.

(16)
Represents (a) 26,342 unrestricted shares and (b) 22,230 shares subject to stock options that are exercisable as of March 15, 2015, or within 60 days of that date. The mailing address of Mr. Litt is c/o Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy on Transactions with Related Persons

        Our Board has adopted a written policy with respect to related person transactions. Under this policy, the Audit Committee must review and approve or ratify any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements, or relationships in which (a) we are a participant, (b) the aggregate amount involved will or may be expected to exceed $120,000, and (c) a related person has or will have a direct or indirect material interest. In addition, related person transactions must be on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. For purposes of this policy, a "related person" means (a) any of our directors, executive officers, or nominees for director, (b) any stockholder that beneficially owns more than 5% of the outstanding shares of our common stock, (c) any immediate family member of the foregoing, and (d) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or other principal or has a substantial ownership interest (more than 10%) or control of the entity. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of us and our stockholders.

        In addition, our Board-adopted Code of Business Conduct and Ethics provides that no director, officer, or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of the opportunity through his or her affiliation with us.

        Our Board or the Audit Committee approved each of the arrangements described below under the heading "Related Person Transactions" when we originally entered into or agreed to it.

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Related Person Transactions

        Set forth below is a description of related transactions between us and our officers, directors, and greater than 5% stockholders since the beginning of 2014.

Director Designation and Voting Agreement

        You can find more information about this agreement above under the heading "Corporate Governance—Director Designation and Voting Agreement."

Registration Rights Agreement

        Intrepid, IPC, and HOPCO are parties to a Registration Rights Agreement that was entered into in 2008. As noted previously, Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. Under this agreement, each of IPC and HOPCO has the right, in certain circumstances, to require us to register for sale some or all of the shares of common stock held by it. Subject to the terms and conditions of the agreement, each of IPC and HOPCO will have the right to make three "demands" for registration, one of which may require a shelf registration statement. In addition, in connection with future registered offerings by us, whether pursuant to a "demand" registration or otherwise, IPC and HOPCO will have the ability to exercise certain "piggyback registration rights" and have some or all of their shares included in the registration statement. We will bear all costs of registration pursuant to the registration rights provided under this agreement.

Aircraft Use Policy

        We have adopted an aircraft use policy under which Messrs. Jornayvaz and Harvey, and other executives explicitly approved by Messrs. Jornayvaz or Harvey, are allowed personal use of aircrafts that we own or lease. Additionally, Messrs. Jornayvaz and Harvey may use these aircrafts under time sharing agreements that require them to reimburse us for the lesser of the actual cost of the usage or the maximum amount chargeable under Federal Aviation Administration rules.

        In 2009, we entered into an aircraft dry-lease agreement with Intrepid Production Holdings LLC (or IPH), which is indirectly owned by Mr. Jornayvaz. The agreement allows us to use an aircraft owned by IPH for Intrepid business purposes on an as-needed basis. The agreement had an initial one-year term beginning on January 9, 2009, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement upon 30 days' notice to the other party. Under the agreement, we agreed to pay $5,950 per flight hour for use of the aircraft. Under an amendment entered into in August 2014, this rate increased to $6,235 per flight hour effective as of September 1, 2014. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2014, we paid $485,617 to IPH under this agreement.

        In August 2014, we entered into an aircraft dry-lease agreement with Odyssey Adventures, LLC (or Odyssey), which is indirectly owned by Mr. Harvey. The agreement allows us to use an aircraft owned by Odyssey for Intrepid business purposes on an as-needed basis. The agreement has an initial one-year term beginning on September 1, 2014, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement upon 30 days' notice to the other party. Under the agreement, we agree to pay $6,235 per flight hour for use of the aircraft. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2014, we paid $8,106 to Odyssey under this agreement.

        During 2013, we were also a party to an aircraft dry-lease agreement with BH Holdings LLC (or BH), which was indirectly owned by Messrs. Jornayvaz and Harvey. We entered into our most recent dry-lease agreement with BH in June 2013, and we terminated this agreement effective as of January 1, 2014. This agreement allowed us to use an aircraft owned by BH for Intrepid business purposes. On a monthly basis,

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we paid $3,000 per flight hour and half of the fixed costs for the use of the aircraft. At the end of each calendar year, these amounts were adjusted upwards or downwards to reflect the actual costs attributable to our use of the aircraft during the year. We were also responsible for taxes and insurance deductibles relating to our use of the aircraft. In 2014, we paid $18,900 to BH under this agreement relating to use of the BH aircraft in 2013.

Sublease of Hangar Space from Rare Air Limited, LLC

        In 2012, we entered into an agreement with Rare Air Limited, LLC, or Rare Air, to sublease hangar deck and storage space from this entity. Rare Air is indirectly owned in part by Mr. Jornayvaz. We previously subleased hangar deck and storage space from an unaffiliated company that provides aircraft maintenance services to us. In 2012, that company moved its operations to the Rare Air facility. As a result, we decided to enter into the sublease agreement with Rare Air in part so that we could continue to receive aircraft maintenance services from the same company we had been using in the past. For 2014, we paid $51,984 to Rare Air under this agreement.

Transition Services Agreement

        In 2008, we entered into a Transition Services Agreement with Intrepid Oil & Gas, LLC (or IOG). IOG is owned in equal parts by IPC and HOPCO. In April 2013, we and IOG entered into an amendment to this agreement to extend the term of the agreement to April 24, 2015. Under this agreement, IOG may request specified employees of Intrepid or its subsidiaries (other than Messrs. Jornayvaz and Harvey) to provide a limited amount of geology, land title, and engineering services in connection with IOG's oil and gas ventures with payment by IOG to Intrepid for these services at cost plus 10%.

        IOG is obligated to reimburse us for an amount equal to the sum of the following amounts:

  •
  The number of hours our employees spend performing services under the agreement for a month, multiplied by a cost per hour for each employee that takes into account actual gross wages, salaries, bonuses, incentive compensation and payroll taxes of that employee, employee benefit plans attributable to the employee and other benefits directly attributable to the employee, plus an amount equal to 10% of the employee cost per hour to ensure fairness of the arrangements to us

  •
  All reasonably documented out-of-pocket costs and expenses incurred by us during the month

        The aggregate time spent by any employee of Intrepid or its subsidiaries on projects under the agreement is limited to 15%. This limit may be exceeded only with the prior approval of our Board.

        In addition, the parties to the Transition Services Agreement (a) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near our Moab, Utah, mine; and (b) consent to and authorize the drilling of the well by IOG at its own expense, provided that the drilling does not interfere with our operations. If and to the extent any costs are incurred by us in connection with IOG's drilling of the well, those costs will be reimbursable. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and we agree that the well should be converted for use in its potash production, we will buy the well from IOG for a specified amount not to exceed $750,000 or IOG's actual out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG has agreed to indemnify us for any damage to the Moab mine that is caused by the drilling of the well. For 2014, IOG paid us $5,388 for services under this agreement.

Surface Use Easement Agreement

        In 2009, we entered into a Surface Use Easement and Water Purchase Agreement with IOG in connection with oil and gas rights owned by IOG that exist below the surface of land owned by us. Under

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the agreement, we have granted IOG an easement across a portion of our land to access a drilling site for one of its wells. The easement continues for so long as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for the easement, IOG paid us $9,500 and has agreed to pay us $7,500 (plus an administrative fee) on July 2 of each year during the term of the easement. Among other things, we have agreed to sell IOG water or salt brine to the extent that we have excess water or salt brine available that we may legally sell. For 2014, IOG paid us $8,250 under this agreement.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        As permitted by the Delaware General Corporation Law, or DGCL, our certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for the following:

  •
  Any breach of the person's duty of loyalty to us or our stockholders

  •
  Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law

  •
  Any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends

  •
  Any transaction from which the person derived an improper personal benefit

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        As permitted by the DGCL, our certificate of incorporation and bylaws provide that we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director, officer, employee or agent of another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions. In addition, we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them as a result of their positions with Intrepid. We have obtained liability insurance for our directors and officers.

        Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from the director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our bylaws provide that we may advance expenses to our employees and other agents, upon any terms and conditions as we deem appropriate.

        We have entered into separate indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

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 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Exchange Act, our directors and executive officers, and certain persons who own more than 10% of our common stock, must report their initial ownership of our common stock and any changes in that ownership in reports filed with the SEC. These individuals and entities are required to furnish us with copies of all of these reports. Based solely on a review of reports furnished to us, and written representations from our directors and executive officers that they were not required to file any other reports during 2014, we believe that all of our directors, executive officers, and 10% owners timely filed all reports required to be filed for 2014 under Section 16(a) of the Exchange Act.

AUDIT COMMITTEE REPORT

        The following report of the Audit Committee is not "soliciting material," will not be deemed "filed" with the SEC, and will not be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

        The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of Intrepid's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (b) the qualifications, independence, and performance of Intrepid's independent accountants, (c) the performance of Intrepid's internal audit function, and (d) other matters as set forth in the charter of the Audit Committee approved by the Board.

        Management is responsible for Intrepid's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of Intrepid's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent accountants the audited consolidated financial statements of Intrepid for the fiscal year ended December 31, 2014. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (which superseded Statement on Auditing Standards No. 61, as amended). In addition, the Audit Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountants' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of Intrepid be included in Intrepid's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF INTREPID POTASH, INC.
J. Landis Martin, Chairman Terry Considine Chris A. Elliott Barth E. Whitham

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 HOUSEHOLDING

        We have adopted a practice called "householding." This practice allows us to deliver only one copy of certain of our stockholder communications (including proxy-related materials, annual reports and information statements) to stockholders who have the same address and last name and who do not participate in email delivery of these materials, unless one or more of these stockholders notifies us that he or she would like to receive an individual copy. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year's annual meeting or for any future meetings or stockholder communications, please send your written request to Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202, Attention: Secretary, or call us at (303) 296-3006. Upon request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2016 proxy statement must submit the proposal so that it is received by us no later than December 11, 2015. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202.

        For stockholder proposals submitted outside of the SEC proposal rules, our bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an annual meeting be received by our Secretary not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual meeting. Accordingly, notice of stockholder proposals for the 2016 annual meeting must be received by us between January 28, 2016, and February 27, 2016.

ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

        If you request, we will provide you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, without charge. You should send your written requests to Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202. The exhibits to the annual report are available upon payment of charges that approximate our cost of reproduction.

        You can also obtain copies of the annual report and exhibits, as well as other filings that we make with the SEC, on our website at investors.intrepidpotash.com or on the SEC's website at www.sec.gov.

OTHER MATTERS

        The Board does not know of any other matters to be brought before the 2015 annual meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

Margaret E. McCandless Secretary

April 1, 2015

            2015 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 021M2A 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Company Proposals The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1. The Board of Directors recommends that you vote FOR Proposals 2-3. For Against Abstain 2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015. For Against Abstain 3. The approval, on an advisory basis, of our executive compensation. 1. The election of two Class I directors to our Board of Directors to serve three-year terms expiring at our 2018 annual meeting of stockholders. 01 - Terry Considine 02 - Chris A. Elliott IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain Change of Address — Please print new address below. B Non-Voting Items 2 3 4 9 1 3 1 1234 5678 9012 345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ C123456789 MMMMMMMMMMMMMMM MMMMMMMMMMMM MMMMMMMMM MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. (Mountain Time) on May 27, 2015. Vote by Internet • Go to www.envisionreports.com/IPI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

2015 Annual Meeting of Stockholders of Intrepid Potash, Inc. May 27, 2015, 10:00 a.m. (Mountain Time) Denver City Center, Telluride/Aspen Conference Rooms, 21st Floor, 707 17th Street, Denver, Colorado 80202 This proxy is solicited on behalf of the Board of Directors of Intrepid Potash, Inc. for the Annual Meeting of Stockholders to be held on May 27, 2015. The undersigned hereby appoints Brian D. Frantz and Margaret E. McCandless, and each of them, the undersigned’s true and lawful agents and proxies (with full power of substitution in each) to represent and to vote as directed all common stock of Intrepid Potash, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders of Intrepid Potash, Inc. to be held at the Denver City Center, Telluride/Aspen Conference Rooms, 21st Floor, 707 17th Street, Denver, Colorado 80202, on May 27, 2015, at 10:00 a.m. mountain time, or at any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement. The proxies are also authorized to vote in their discretion upon any other matters as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof). IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE TWO NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2-3. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. . Proxy — Intrepid Potash, Inc. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 27, 2015. The Proxy Statement and Annual Report are available at www.envisionreports.com/IPI. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q